SEC File No. 024-12082

As filed with the Securities and Exchange Commission on July 20, 2023

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Post-Qualification Amendment No. 2

Offering Circular dated July 20, 2023

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.

OFFERING CIRCULAR

Futuris Company

60,100,000 Shares of Common Stock

By this Offering Circular, Futuris Company, a Wyoming corporation (the “Company”), is offering for sale a maximum of 52,400,000 shares of its common stock (the “Company Offered Shares”), at a fixed price of $ [0.10-0.20] per share, pursuant to Tier 1 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $10,000 of the Company Offered Shares is required in this offering; any additional purchase must be in an amount of at least $5,000. This offering is being conducted on a best- efforts basis, which means that there is no minimum number of Company Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Company Offered Shares will not be entitled to a refund and could lose their entire investment.

Upon qualification of our initial offering statement by the SEC on December 13, 2022, a $220,000 principal amount convertible note (the “Subject Convertible Note”) was, by its terms, eligible for conversion into Company Offered Shares (the Company Offered Shares issued upon conversion of the Subject Convertible Note are referred to as the “Conversion Shares”), at the election of its holders, at the offering price upon qualification of this amendment for all of the Company Offered Shares, $                 [0.10-0.20] per share converted. (See “Use of Proceeds” and “Plan of Distribution”). As of the date of this Offering Circular, the sole holder of the Subject Convertible Note has not yet given notice to convert. The Subject Convertible Note is also in the process of being renegotiated.

In addition, two selling shareholders (the “Selling Shareholders”) are offering up to a total of 7,700,000 shares of our common stock currently outstanding (the “Selling Shareholder Offered Shares”) (collectively, the Company Offered Shares and the Selling Shareholder Offered Shares are referred to as the “Offering Shares”). We will not receive any of the proceeds from the sale of the Selling Shareholder Offered Shares in this offering. We will pay all of the expenses of the offering (other than the discounts and commissions payable with respect to the Selling Shareholder Offered Shares sold in the offering).

Please see the “Risk Factors” section, beginning on page 3, for a discussion of the risks associated with a purchase of the Offered Shares.

The offering will re-commence within two days after qualification of this Amendment and will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date two years following the initial qualification, or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Class of Securities Offered and Offeror of Securities	Number of Shares Offered	Price to Public		Commissions (1)	Proceeds to Offeror of Securities (2)
Common Stock offered by our company	52,400,000	$	[0.10-0.20]	$-0-	$	[5,240,000-10,480,000]	(3)
Common Stock offered by the Selling Shareholders	7,700,000	$	[0.10-0.20]	$-0-	$	[770,000-1,540,000]

(1)	We may offer the Offered Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.
(2)	Does not account for the payment of expenses of this offering estimated at $15,000. See “Plan of Distribution.”
(3)	The amount of proceeds received by us includes the $220,000 principal amount of the Subject Convertible Note, plus accrued interest through the date of its conversion. As of 1/18/23, the Subject Convertible Note has accrued $22,000 of interest. After deducting the aggregate amount due (principal and interest) under the Subject Convertible Note, we will receive cash proceeds from sales of the Offered Shares equal to approximately $______[5,000,000-10,240,000]. (See “Use of Proceeds” and “Plan of Distribution”)

Our common stock is quoted in the over-the-counter under the symbol “FTRS” in the OTC Pink marketplace of OTC Link. On June 20, 2023, the closing price of our common stock was $0.1098 per share.

Investing in the Offered Shares is speculative and involves substantial risks, including the superior voting rights of our outstanding share of Special 2019 Series A Preferred Stock, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The outstanding share of Special 2019 Series A Preferred Stock has the following voting rights: the single share of Special 2019 Series A Preferred Stock shall have 60% of all votes at any annual or special meeting of our shareholders. Our Director and Chairman, as the owner of the single share of Special 2019 Series A Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares”). The single share of Special 2019 Series A Preferred Stock is also convertible into 150,000,000 shares of our common stock.

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution-State Law Exemption” and “Offerings to Qualified Purchasers-Investor Suitability Standards” (page 4). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is July 20, 2023.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward- looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ii

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the unaudited consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms we, us and our refer and relate to Futuris Company, a Wyoming corporation, including subsidiaries.

Our Company

Our company was incorporated under the laws of the State of Nevada on April 9, 1996, as Cambridge Energy Corporation. In July 2009, our corporate name changed to EnviroXtract, Inc. In August 2010, we were domesticated in the State of Wyoming. In November 2012, our corporate name changed to Mission Mining Company. In December 2019, our corporate name changed to CBD Oilvite Inc. In January 2020, our corporate name was changed back to Mission Mining Company. On July 27, 2020, our corporate name changed to Futuris Company.

On December 4, 2019, the First Judicial District Court of Wyoming appointed Ben Berry as custodian for our company, proper notice having been given to the officers and directors of our company. There was no opposition. On May 12, 2020, we filed a certificate of reinstatement with the State of Wyoming and Mr. Berry was appointed as President, Secretary, Treasurer and Sole Director of our company.

On May 26, 2022, Synergy Management Group, LLC, Mr. Berry’s company, sold the single outstanding share of our Special 2019 Series A Preferred Stock and the single outstanding share of our Series F Preferred Stock to Naveen Doki and Silvija Valleru, for $40,000 in cash. This transaction resulted in Dr. Doki becoming the controlling shareholder of our company, through his ownership of the share of Special 2019 Series A Preferred Stock.

In conjunction with the change-in-control transaction and prior to his resignation, Mr. Berry appointed the following directors: Kalyan Pathuri, as President and Principal Executive Officer, Amit Jain, who declined to serve, and Naveen Doki. We, then, entered into a Definitive Share Exchange Agreement dated as of June 29, 2020, Futuris Technology Services, Inc. (“FTSI”), a privately-held Virginia corporation and sole owner of Pioneer Global Inc., a Virginia corporation (“Pioneer”) and the shareholders of FTSI.

On March 29, 2023, Robert Day replaced Kalyan Pathuri as President and Principal Executive Officer. Kalyan Pathuri is also no longer one of our directors.

Our company, operating in the United States and India, is a network of solutions, staffing and technology companies to service our clients at whatever stage of growth they are currently operating within. With our network of entities, we offer our clients a large breadth and depth of capabilities, while creating cross selling and partnership opportunities between our portfolio companies. We are a consolidator of companies within the Solutions, Staffing and Technology space. We acquire majority ownership in companies that reflect strong financials and growth prospects, thoughtful management, and a solid track record of new client acquisition and retention.

Offering Summary

Total Company Offered Shares	52,400,000 shares of common stock (the Company Offered Shares).

Total Selling Shareholder Offered Shares	7,700,000 shares of common stock (the Selling Shareholder Offered Shares).

Offering Price	$._____[0.10-0.20] per Offering Share.

Shares Outstanding Before This Offering	57,594,267 shares issued and outstanding as of the date hereof.

Shares Outstanding After This Offering	109,994,267 shares issued and outstanding, assuming the sale of all of the Offered Shares hereunder.

Minimum Number of Offering Shares to Be Sold	There is no minimum offering.

Conversion of Subject Convertible Notes	Upon qualification of this offering by the SEC, $220,000 of principal of the Subject Convertible Note, plus accrued interest through the date of its conversion, will, by its terms, be eligible for conversion into Offered Shares (the Conversion Shares, at the election of its holder, at the offering price upon qualification of this amendment for all of the Offered Shares, $_____[0.10-0.20] per share converted. We would realize approximately $240,000 of proceeds from the sale and issuance of the Conversion Shares and there would be approximately _________[50,000,000-51,200,000] Offered Shares remaining for sale pursuant to this Offering Circular. (See “Use of Proceeds” and “Plan of Distribution”).

Disparate Voting Rights	The single outstanding share of Special 2019 Series A Preferred Stock possesses superior voting rights, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Special 2019 Series A Preferred Stock has the following voting rights: the single share of Special 2019 Series A Preferred Stock shall have 60% of all votes at any annual or special meeting of our shareholders. Our Director and Chairman, Naveen Doki, as the owner of the single share of Special 2019 Series A Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions”).

Investor Suitability Standards	The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “FTRS” in the OTC Pink marketplace of OTC Link.

Termination of this Offering	This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is two years after the date the offering was initial qualified by the SEC (i.e., December 12, 2024), and (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Use of Proceeds	We will apply the cash proceeds of this offering for acquisitions, sales and marketing and working capital. We will derive no proceeds from sales of the Selling Shareholder Offered Shares. (See “Use of Proceeds”).

Risk Factors	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Corporate Information	Our principal executive offices are located at 22 Baltimore Road, Rockville, Maryland 20850; our telephone number is 703-310-7334; our corporate website is located at www.futuris.company. No information found on our company’s website is part of this Offering Circular.

Continuing Reporting Requirements Under Regulation A

As a Tier 1 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering. We will not be required to file any other reports with the SEC following this offering.

However, during the pendency of this offering and following this offering, we intend to file quarterly and annual financial reports and other supplemental reports with OTC Markets, which will be available at www.otcmarkets.com.

All of our future periodic reports, whether filed with OTC Markets or the SEC, will not be required to include the same information as analogous reports required to be filed by companies whose securities are listed on the NYSE or NASDAQ, for example.

RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

Risks Associated with the COVID-19 Pandemic

It is possible that the Coronavirus (“COVID-19”) pandemic could cause long-lasting stock market volatility and weakness, as well as long-lasting recessionary effects on the United States and/or global economies. Should the negative economic impact caused by the COVID-19 pandemic result in continuing long-term economic weakness in the United States and/or globally, our ability to expand our business would be severely negatively impacted. It is possible that our company would not be able to sustain during any such long-term economic weakness.

Risks Related to Our Company

We have incurred losses in prior periods, and losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows. While we have reported positive operating results in recent periods, we have incurred losses in prior periods. For the year ended July 31, 2022, we incurred a net loss of $(937,432) (unaudited) and, as of July 31, 2022, we had an accumulated deficit of $(1,373,845) (unaudited). Any losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

There is doubt about our ability to continue as a viable business. We have not earned a profit from our operations during recent financial periods. There is no assurance that we will ever earn a profit from our operations in future financial periods.

We may be unable to obtain sufficient capital to implement our full plan of business. Currently, we do not have sufficient financial resources with which to establish our growth strategies. There is no assurance that we will be able to obtain sources of financing, including in this offering, in order to satisfy our working capital needs.

We do not have a successful operating history. We have never earned a profit from our operations, making an investment in the Offered Shares speculative in nature. Because of this lack of operating success, it is difficult to forecast our future operating results. Additionally, our operations will be subject to risks inherent in the implementation of unproven business strategies, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing greater awareness. Our performance and business prospects will suffer if we are unable to overcome the following challenges, among others:

-	our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a going concern;

-	our ability to execute our business strategies;

-	our ability to manage our expansion, growth and operating expenses;

-	our ability to finance our business;

-	our ability to compete and succeed in highly a competitive industry; and

-	future geopolitical events and economic crisis.

There are risks and uncertainties encountered by under-capitalized companies. As an under-capitalized company, we are unable to offer assurance that we will be able to overcome our lack of capital, among other challenges.

We may never earn a profit in future financial periods. Because we lack a successful operating history, we are unable to offer assurance that we will ever earn a profit in future financial periods.

If we are unable to manage future expansion effectively, our business may be adversely impacted. In the future, we may experience rapid growth in our operations, which could place a significant strain on our company’s infrastructure, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

We currently depend on the efforts of President; the loss of this executive officer could disrupt our operations and adversely affect the further development of our business. Our success in establishing implementing our beverage business strategies will depend, primarily, on the continued service of our President, Robert Day. The loss of service of Mr. Day, for any reason, could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations. We have entered into an employment agreement with Robert Day. We have not purchased any key-man life insurance.

If we are unable to recruit and retain key personnel, our business may be harmed. If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegates such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

We are a Wyoming Corporation, subject to Wyoming law. We domesticated in the State of Wyoming and are therefore subject to Wyoming law. This means that most cases involving the Company would likely be litigated in the State of Wyoming. This could be unfavorable to an investor to the extent a court in a different jurisdiction would be more likely to find in favor of an investor or be more geographically convenient to an investor.

Risks Related to Our Business

Our results of operations have been and may in the future be materially adversely affected by volatile, negative, or uncertain economic conditions. Our business is sensitive to changes in global macroeconomic conditions. We have at times experienced uncertainty and volatility in global economic conditions, including in rates of growth or decline in the markets we serve. Our operating countries, which are increasingly interdependent, have experienced periods of volatile growth patterns or declines, and we expect that global conditions will continue to be characterized by instability and unpredictability. Such conditions have and may continue to cause our clients to reduce or defer their spending on new projects that require our solutions which could decrease demand for our various staffing services. While we have experienced some recovery from COVID-19 related economic declines in many of our markets in 2021 and 2022, the economic impact of COVID-19 continues to be uncertain and unpredictable, and there can be no assurances when and whether growth rates would return to pre-pandemic levels. If growth is slow, as a result of the pandemic or otherwise, or if it contracts for an extended period of time, this could have a material adverse effect on our business and results of operations.

Our profitability is sensitive to decreases in demand. When demand drops or remains low, our operating profit is impacted unfavorably as we experience a deleveraging of our selling and administrative expense base as expenses do not decline as quickly as revenues. In periods of decline, we may not be able to reduce selling and administrative expenses without negatively impacting the long-term potential of our branch network and brands. Additionally, some clients may slow the rate at which they pay us, or become unable to pay their obligations and our cash flow and profitability may suffer.

Economic conditions where we do business may be affected by recent or emerging events, such as political volatility, election results or other changes in governmental leadership, changes in immigration policy, the impact of supply chain challenges on our clients, changes in employment policy, rising interest rates, inflation or by other political or economic developments. In addition, there is a risk the current inflationary environment could have a negative impact on our business.

Even without uncertainty and volatility, it is difficult for us to forecast future demand for our services due to the inherent difficulty in forecasting the direction and strength of economic cycles, and the short-term nature of many of our staffing assignments. When it is difficult for us to accurately forecast future demand, we may not be able to determine the optimal level of personnel and office investments necessary to profitably operate our business or take advantage of growth opportunities.

We may lack the ability to respond to the needs of our clients. There is a risk we may not be able to respond to the needs of our clients, whose needs may change rapidly as their businesses and industries evolve. The lack of size and breadth of our company may make it difficult for us to effectively manage our resources, to drive service improvements and to provide coordinated solutions to our clients who require our services in multiple locations. If we are not effective at anticipating or meeting the widely ranging needs of our current and prospective clients, or our competitors are more agile or effective at doing so, our business and financial results could be materially adversely affected.

The worldwide employment services industry is highly competitive with limited barriers to entry, which could limit our ability to maintain or increase our market share or profitability. The worldwide employment services industry is highly competitive with limited barriers to entry, and in recent years has undergone significant consolidation. We compete against full-service and specialized employment services agencies. Several of our global competitors, including The Adecco Group and Randstad, have very substantial marketing and financial resources, and may be better positioned in certain markets. Portions of our industry may become increasingly commoditized, with the result that competition in key areas could become more focused on pricing. We expect that we will continue to experience pressure on price from competitors and clients. There is a risk that we will not compete effectively, including on price, which could limit our ability to maintain or increase our market share and could materially adversely affect our financial results. This may worsen as clients increasingly take advantage of low-cost alternatives including using their own in-house resources rather than engaging a third party.

We could incur liabilities or suffer reputational damage from a cyberattack or improper disclosure or loss of personal or confidential data, and our use of data is subject to complex and ever-changing privacy and cybersecurity legal requirements that could negatively impact our business or subject us to claims and/or fines for non-compliance. In connection with the operation of our business, we store, process and transmit a large amount of data, including personnel and payment data, about our employees, clients, associates and candidates, a portion of which is personal data and/or confidential data. We expect our use of data to increase, including through the use of analytics, artificial intelligence (AI) and machine learning (ML). In engaging in these data-related activities, we rely on our own technology systems and software, and those of third-party vendors we use for a variety of processes, including, but not limited to cloud-based technology and systems, mobile technologies and social media. Unauthorized access to, disclosure, modification, use or loss of personal data and/or confidential data may occur through a variety of methods. These include, but are not limited to, ransomware, systems failure, employee negligence or malfeasance, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees, vendors or third parties, including a cyberattack by hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy supply chain interruptions, social engineering attacks, viruses, worms or other malicious software programs, or obtain credentials to our systems through other unrelated cyberattacks.

An incident involving disclosure, system failure, data modification, loss or security breach could harm our reputation and subject us to significant monetary damages or losses, litigation, negative publicity, regulatory enforcement actions, fines, criminal prosecution, as well as liability under our contracts and laws that protect personal and/or confidential data, resulting in increased costs or loss of revenues. Cybersecurity threats continue to increase in frequency and sophistication, thereby increasing the difficulty of detecting and defending against them. In the past, we have experienced data security breaches resulting from unauthorized access to our systems and other fraudulent activities, such as social engineering, which to date have not had a material impact on our operations or financial results. We regularly engage an independent external security firm to assess our defenses to a potential cyberattack, and these assessments may uncover new or additional vulnerabilities and weaknesses that could lead to a compromise of our systems and/or a loss of personal data. In a recent evaluation, vulnerabilities were identified that could facilitate or contribute to a security incident involving personal data. The assessment firm was able to penetrate defensive protections adopted by us, as well as protections that we obtain from third party providers. We are prioritizing the resolution of security gaps that could lead to a loss of personal data or to other damage. Despite our efforts to identify and address vulnerabilities in our systems, vulnerabilities in software products used by us are disclosed by our software providers on a daily basis, and attackers grow continuously more sophisticated in their attack methods, making it impossible to give assurance that our cybersecurity efforts will be successful.

There is a risk that our and our third-party vendors’ preventative security controls and practices will be inadequate to prevent unauthorized access to, disclosure of, or loss of personal and/or confidential data, or fraudulent activity, especially given that third party attacks have become more common. In the past, our data has been exposed due to data security breaches at our third-party vendors, but to date none of these incidents have had a material impact on our operations or financial results. Any such future events, such as unauthorized access or fraudulent activity with our third parties could have a material adverse effect on our business and financial results.

As a result of the COVID-19 pandemic, more of our employees are working from their homes or other remote locations than at any other time in our history. This transition, which occurred quickly beginning in March 2020, makes it more difficult for us to monitor their activities, the security of their work locations, insider threats, and data exfiltration. This has increased the risk of security incidents, which could include unauthorized access to, disclosure of, or loss of personal and/or confidential data, as well as other types of fraudulent activity. Any such unauthorized access or fraudulent activity could have a material adverse effect on our business and financial results.

A loss or reduction in revenues from large client accounts could have a material adverse effect on our business. Our client mix consists of both small- and medium-size businesses, which are based upon a local or regional relationship with our presence in each market. The deterioration of the financial condition or business prospects of our clients, as a group, or a change in their strategy around the use of our services, could reduce their need for our services and result in a significant decrease in the revenues and earnings we derive from them. A loss or reduction in revenues from our large national and multinational clients could have a material adverse effect on our business.

Intense competition may limit our ability to attract, train and retain the qualified personnel necessary for us to meet our clients’ staffing needs. Our business depends on our ability to attract and retain qualified associates who possess the skills and experience necessary to meet the requirements of our clients. In many markets, we have been experiencing an unusually tight labor market, with historically low levels of unemployment, and there is a risk that we may be unable to meet our clients’ requirements in identifying an adequate number of associates. These labor shortages have been exacerbated by the COVID-19 pandemic, which has led to large numbers of employees and potential employees leaving the labor market due to burn-out, resignation, early retirement, immigration challenges, workplace safety concerns, vaccine mandates, and childcare responsibilities. Workers have also impacted the labor market through increasing demands for change in employment conditions, such as demands for higher wages, remote work, and additional flexibility in work schedule. We must continually evaluate and upgrade our base of available qualified personnel through recruiting and training programs to keep pace with changing client needs and emerging technologies. This is especially acute for individuals with IT and other technology skills, as competition for such individuals with proven professional skills is intense, and we expect demand for such individuals to remain very strong for the foreseeable future. Qualified personnel may not be available to us in sufficient numbers and on terms of employment acceptable to us. Additionally, our clients may look to us for assistance in identifying and integrating into their organizations workers from diverse backgrounds, and who may represent different generations, geographical regions, and skillsets. These needs may change due to business requirements, or in response to geopolitical and societal trends. There is a risk that we may not be able to identify workers with the required attributes, or that our training programs may not succeed in developing effective or adequate skills. If we fail to recruit, train and retain qualified associates who meet the needs of our clients, our reputation, business and financial results could be materially adversely affected.

Changes in sentiment toward the staffing industry could affect the marketplace for our services. From time to time, the staffing industry has come under criticism from unions, works councils, regulatory agencies and other constituents that maintain that labor and employment protections, such as wage and benefits regulations, are subverted when clients use contingent staffing services. Our business is dependent on the continued acceptance of contingent staffing arrangements as a source of flexible labor for our clients. If attitudes or business practices in some locations change due to pressure from organized labor, political groups or regulatory agencies, it could have a material adverse effect on our business, results of operations and financial condition.

Our results of operations and ability to grow could be materially negatively affected if we cannot successfully keep pace with technological changes in the development and implementation of our services and solutions. Our success depends on our ability to keep pace with rapid technological changes in the development and implementation of our services and solutions. For example, rapid changes in the use of artificial intelligence and robotics are having a significant impact on some of the industries we serve and could have significant and unforeseen consequences for the workforce services industry and for our business. There is a risk that these, or other developments, could result in significant rapid disruption to our business model, and that we will be unprepared to compete effectively.

Additionally, our business is reliant on a variety of technologies, including those which support applicant on-boarding and tracking systems, order management, billing, payroll, and client data analytics. There is a risk we will not sufficiently invest in technology or industry developments, or evolve our business with the right strategic investments, or at sufficient speed and scale, to adapt to changes in our marketplace. Similarly, from time to time we make strategic commitments to particular technologies to recruit, manage or analyze our workforce or support our business, and there is a risk they will be unsuccessful. These and similar risks could have a negative effect on our services and solutions, our results of operations, and our ability to develop and maintain a competitive advantage in the marketplace.

Our acquisition strategy may be unsuccessful and may introduce unexpected costs. While we currently have not agreement for an acquisition, we make additional acquisitions of other companies or operating assets. These activities involve significant strategic and operational risks, including:

●	they may fail to achieve our strategic objectives or fail to meet our performance expectations, including as a result of challenges integrating the acquired company and assimilating their corporate culture;

●	over-valuation by us of any companies or assets that we acquire;

●	we may have difficulties integrating the operations, leadership, personnel, financial reporting, services or other functions of acquired companies;

●	we may experience disputes that arise with the sellers;

●	we may fail to effectively monitor compliance with corporate policies as well as regulatory requirements;

●	we may face unanticipated risks and liabilities in connection with the acquired company’s operations;

●	we may obtain insufficient indemnification from the selling parties for liabilities incurred by the acquired companies prior to the acquisitions; and

●	acquisition transactions, and the integration of acquired entities, may result in a diversion of our management’s attention from other business concerns.

These risks could have a material adverse effect on our business because they may result in substantial costs to us and disrupt our business. The integration of prior acquisitions, as well as entry into future acquisition transactions, could materially adversely affect our business, financial condition, results of operations and liquidity. We could also incur impairment losses on goodwill and intangible assets with an indefinite life or restructuring charges as a result of acquisitions we make.

We may be exposed to legal claims, including employment-related claims that could materially adversely affect our business, financial condition and results of operations. We are subject to a wide variety of potential litigation and other legal claims that arise in the ordinary course of our business. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some, or all of these legal disputes may result in materially adverse monetary damages, fines, penalties or injunctive relief against us.

We are in the business of employing people and placing them in the workplaces of other businesses. Risks relating to these activities could include possible claims of or relating to:

●	discrimination or harassment;

●	employee pay, including wage and hour requirements;

●	wrongful termination or retaliation;

●	actions or inactions of our workers, including matters for which we may have to indemnify a client;

●	laws governing employment screening and privacy;

●	classification of workers as employees or independent contractors;

●	employment of undocumented or illegal workers;

●	issues relating to health and safety, including workers’ compensation;

●	employee benefits, including leave and healthcare coverage;

●	errors and omissions relating to the performance of professional roles such as IT professionals, accountants, engineers and the like; and

●	our workers’ misuse of proprietary information, misappropriation of funds, other criminal activity or torts or other similar claims.

We may incur fines and other losses or negative publicity with respect to the above risks. In addition, some or all of these claims may give rise to litigation, which could be time-consuming to our management team and costly and could have a negative impact on our business regardless of the merits of the claim.

We cannot be certain our insurance will be sufficient in amount or scope to cover all claims that may be asserted against us. Should the ultimate judgments or settlements exceed our insurance coverage, they could have a material effect on our results of operations, financial position and cash flows. We cannot be certain we will be able to obtain appropriate types or levels of insurance in the future, that adequate replacement policies will be available on acceptable terms, if at all, or that the companies from which we have obtained insurance will be able to pay claims we make under such policies.

Our future success depends upon brand awareness and the effectiveness of our marketing programs. Our future success depends upon our ability to effectively define, evolve and promote our services. In order to achieve and maintain desirable recognition, we will need to invest in the development of our brands. Certain external costs may be subject to price fluctuations, such as increases in the cost of mailing or advertising on the internet. We can provide no assurance that the marketing strategies we implement and the investments we make will be successful in building significant brand awareness or attracting new customers.

Risks Related to Compliance and Regulation

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G, nor Regulation 14D. So long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common shares will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers and beneficial holders will only be available through periodic reports we file with OTC Markets.

Our common stock is not registered under the Exchange Act and we do not intend to register our common stock under the Exchange Act for the foreseeable future; provided, however, that we will register our common stock under the Exchange Act if we have, after the last day of any fiscal year, more than either (1) 2,000 persons; or (2) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, as long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.

The reporting required by Section 14(d) of the Exchange Act provides information to the public about persons other than the company who is making the tender offer. A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time. This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

In addition, as long as our common stock is not registered under the Exchange Act, our company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which require the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than 5% of the class.

There may be deficiencies with our internal controls that require improvements. Our company is not required to provide a report on the effectiveness of our internal controls over financial reporting. We are in the process of evaluating whether our internal control procedures are effective and, therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such independent evaluations.

Risks Related to Our Organization and Structure

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board members. As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, we are not required to have (a) a board of directors of which a majority consists of independent directors under the listing standards of a national stock exchange, (b) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (c) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/ corporate governance committee charter meeting a national stock exchange’s requirements, (d) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (e) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary. Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

Risks Related to a Purchase of the Offered Shares

The single outstanding share of Special 2019 Series A Preferred Stock creates numerous risks for investors. Our Director and Chairman, Naveen Doki, owns the single outstanding share of our Special 2019 Series A Preferred Stock. Under our governing instruments, the Special 2019 Series A Preferred Stock has 60% of all votes at any annual or special meeting of our shareholders. This carries significant risks for investors, including:

•	Dr. Doki will be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Security Ownership of Certain Beneficial Owners and Management”).

•	Dr. Doki will single-handedly be able to approve or block any sale of the company.

•	Dr. Doki could have different economic interests from other investors.

•	Dr. Doki might direct the Company to take actions that negatively affect other investors, including further ownership dilution, short term goals over long term gain, payment of dividends only on preferred shares, and changing the management of the Company.

•	Dr. Doki’s right to convert the Special 2019 Series A Preferred Stock into common shares or sell it, along with de facto control of the Company, also make his interest very liquid, further misaligning his incentives with that of other investors in the Company.

There is no minimum offering and no person has committed to purchase any of the Offered Shares. We have not established a minimum offering hereunder, which means that we will be able to accept even a nominal amount of proceeds, even if such amount of proceeds is not sufficient to permit us to achieve any of our business objectives. In this regard, there is no assurance that we will sell any of the Offered Shares or that we will sell enough of the Offered Shares necessary to achieve any of our business objectives. Additionally, no person is committed to purchase any of the Offered Shares.

We may seek additional capital that may result in shareholder dilution or that may have rights senior to those of our common stock. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

You may never realize any economic benefit from a purchase of Offered Shares. Because our common stock is volatile and thinly traded, there is no assurance that you will ever realize any economic benefit from your purchase of Offered Shares.

We do not currently pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our shares of common stock are Penny Stock, which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker- dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker- dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

Our common stock is thinly traded and its market price may become highly volatile. There is currently only a limited market for our common stock. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

●	quarterly variations in our operating results;

●	operating results that vary from the expectations of investors;

●	changes in expectations as to our future financial performance, including financial estimates by investors;

●	reaction to our periodic filings, or presentations by executives at investor and industry conferences;

●	changes in our capital structure;

●	announcements of innovations or new services by us or our competitors;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	lack of success in the expansion of our business operations;

●	announcements by third parties of significant claims or proceedings against our company or adverse developments in pending proceedings;

●	additions or departures of key personnel;

●	asset impairment; and

●	rumors or public speculation about any of the above factors.

The terms of this offering were determined arbitrarily. The terms of this offering were determined arbitrarily by us. The offering price for the Offered Shares does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Offered Shares should not be considered as an indication of any intrinsic value of such securities. (See “Dilution”).

Our common stock is subject to price volatility unrelated to our operations. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our company’s competitors or our company itself. In addition, the over-the-counter stock market is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could reduce the market price of our common stock. In general, our officers and directors and major shareholders, as affiliates, under Rule 144 may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of our common stock under Rule 144 or otherwise could reduce prevailing market prices for our common stock.

You will suffer dilution in the net tangible book value of the Offered Shares you purchase in this offering. If you acquire any Offered Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offered Shares in this offering. (See “Dilution”).

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

DILUTION

Ownership Dilution

The information under “Investment Dilution” below does not take into account the potential conversion of (1) the outstanding share of Special 2019 Series A Preferred Stock into a total of 150,000,000 shares of our common stock and (2) the 273,000 shares of Series M Preferred Stock into a total of 273,000,000 shares of our common stock. The conversion of the share of Special 2019 Series A Preferred Stock and the shares of Series M Preferred Stock into shares of our common stock would cause holders of our common stock, including the Offered Shares, to incur significant dilution in their ownership of our company. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares,” “Description of Securities” and “Security Ownership of Certain Beneficial Owners and Management”).

Investment Dilution

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Company Offered Shares in this offering and the net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Company Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our common stock after this offering. Our net tangible book value as of July 31, 2022, was $(9,160,220) (unaudited), or $(0.17) (unaudited) per share. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding.

The tables below illustrate the dilution to purchasers of Company Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Company Offered Shares are sold.

Assuming the Sale of 100% of the Company Offered Shares
Assumed offering price per share	$.	[0.10-0.20	]
Net tangible book value per share as of July 31, 2022 (unaudited)		$(0.19)
Increase in net tangible book value per share after giving effect to this offering	$.	[0.14-0.19	]
Pro forma net tangible book value per share as of July 31, 2022 (unaudited)	$.	[(0.05)-(0.00	)]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.	[0.15-0.20	]

Assuming the Sale of 75% of the Company Offered Shares
Assumed offering price per share	$.	[0.17-0.23	]
Net tangible book value per share as of July 31, 2022 (unaudited)		$(0.19)
Increase in net tangible book value per share after giving effect to this offering	$.	[0.12-0.16	]
Pro forma net tangible book value per share as of July 31, 2022 (unaudited)	$.	[(0.07)-(0.03	)]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.	[0.17-0.23	]

Assuming the Sale of 50% of the Company Offered Shares
Assumed offering price per share	$.	[0.10-0.20	]
Net tangible book value per share as of July 31, 2022 (unaudited)		$(0.19)
Increase in net tangible book value per share after giving effect to this offering	$.	[0.09-0.12	]
Pro forma net tangible book value per share as of July 31, 2022 (unaudited)	$.	[(0.10)-(0.07	)]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.	[0.20-0.27	]

Assuming the Sale of 25% of the Company Offered Shares
Assumed offering price per share	$.	[0.10-0.20	]
Net tangible book value per share as of July 31, 2022 (unaudited)		$(0.19)
Increase in net tangible book value per share after giving effect to this offering	$.	[0.06-0.08	]
Pro forma net tangible book value per share as of July 31, 2022 (unaudited)	$.	[(0.13)-(0.11	)]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.	[0.23-0.31	]

USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Company Offered Shares and assuming the payment of no sales commissions or finder’s fees. There is, of course, no guaranty that we will be successful in selling any of the Company Offered Shares in this offering.

	Assumed Percentage of Company Offered Shares Sold in This Offering
	25%			50%			75%			100%
Offered Shares sold		13,100,000			26,200,000			39,300,000			52,400,000
Gross proceeds	$	[1,310,000-2,620,000	]	$	[2,620,000-5,240,000	]	$	[3,930,000-7,860,000	]	$	[5,240,000-10,480,000	]
Offering expenses(1)		15,000			15,000			15,000			15,000
Net proceeds	$	[1,295,000-2,605,000	]	$	[2,605,000-5,225,000	]	$	[3,915,000-7,845,000	]	$	[5,225,000-10,465,000	]

(1)	Offering expenses include the following items, certain of which are estimated for purposes of this table: administrative expenses, legal and accounting fees, publishing/EDGAR and Blue-Sky compliance.

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, including the sale and issuance of the Conversion Shares, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. All amounts set forth below are estimates.

Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%		50%		75%		100%
Acquisitions(1)	$	[402,500-1,175,000]	$	[1,172,500-2,769,250]	$	[1,196,650-4,314,750]	$	[2,769,250-5,755,750]
Sales and Marketing Expenses		[326,250-715,000]		[596,250-1,107,875]		[1,239,175-1,645,125]		[1,107,875-2,234,625]
Working Capital		[326,250-715,000]		[596,250-1,107,875]		[1,239,175-1,645,125]		[1,107,875-2,234,625]
Plus the estimated cash value of the amount (principal and interest) attributable to the conversion of the Subject Convertible Notes(2)		[240,000-240,000]		[240,000-240,000]		[240,000-240,000]		[240,000-240,000]
Total Net Proceeds	$	[1,295,000-2,605,000]	$	[2,605,000-5,225,000]	$	[3,915,000-7,845,000]	$	[5,225,000-10,465,000]

(1)	As of the date of this Offering Circular, there exist no agreements or understanding, formal or informal, with respect to any acquisition transaction. Should we not complete any acquisition, proceeds currently allocated for such use would be applied to other corporate purposes, in our sole discretion.

(2)	The Subject Convertible Note was issued, as follows: On January 18, 2022, we issued a $220,000 principal amount convertible promissory note to Apogee Ventures LLC, in consideration of a $220,000 loan at an interest of 10% per annum, that was due on January 18, 2023. As of that date, the Subject Convertible Note has accrued $22,000 worth of interest. Starting on January 18, 2023, the Note now bears an interest of 15% per annum and is eligible to be converted, at the election of Apogee Ventures LLC, into common shares. The Note is also in the process of being renegotiated. The proceeds of this loan were used for general corporate purposes.

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 52,400,000 Offered Shares on a best-efforts basis, at a fixed price of $ [0.10- 0.20] per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds.

In addition, the Selling Shareholders are offering a maximum of 7,700,000 Selling Shareholder Offered Shares. We will not receive any of the proceeds from the sale of the Selling Shareholder Offered Shares in this offering. We will pay all of the expenses of the offering (other than the discounts and commissions payable with respect to the Selling Shareholder Offered Shares sold in the offering). (See “Selling Shareholder”).

Upon qualification of this offering by the SEC, approximately $240,000 in principal and interest of the Subject Convertible Note will, by the terms of the Subject Convertible Note, be eligible for conversion into the Conversion Shares, at the election of its holder, at the offering price upon qualification of this amendment for all of the Offered Shares, or $ [0.10-0.20]. (See “Use of Proceeds”).

This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is two years from the date the offering was initially qualified by the SEC (i.e., December 12, 2024), or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our CEO, Robert Day. Mr. Day will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Day is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Day:

●	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and

●	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

●	is not an associated person of a broker or dealer; and

●	meets the conditions of the following:

●	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

●	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and

●	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker- dealers, we expect to pay sales commissions of up to 8.0% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker- dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 8.0% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request for information by e-mail to Mr. Day at: info.it@futuris.company; all relevant information will be delivered to you by return e-mail.

Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described therein, which are:

●	Electronically execute and deliver to us a subscription agreement; and

●	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Qualification and Investor Suitability Standards” below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $10,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $5,000.

State Law Exemption and Offerings to Qualified Purchasers

State Law Exemption. This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Offered Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Offered Shares involves substantial risks and possible loss by investors of their entire investments. (See “Risk Factors”).

The Offered Shares have already been qualified under the securities laws of New York and Colorado. Currently, we plan to sell the Offered Shares in Colorado, Connecticut, Delaware, Georgia, Nevada, Puerto Rico and New York. However, we plan to, at a later date, sell Offered Shares in all other states. In the case of each state in which we sell the Offered Shares, we will qualify the Offered Shares for sale with the applicable state securities regulatory body or we will sell the Offered Shares pursuant to an exemption from registration found in the applicable state’s securities, or Blue Sky, law.

Certain of our offerees may be broker-dealers registered with the SEC under the Exchange Act, who may be interested in reselling the Offered Shares to others. Any such broker-dealer will be required to comply with the rules and regulations of the SEC and FINRA relating to underwriters.

Investor Suitability Standards. The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Issuance of the Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio- visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

SELLING SHAREHOLDERS

The shareholders named in the table below are the “Selling Shareholders.” The Selling Shareholders intend to sell a total of 7,700,000 shares of our common stock (the Selling Shareholder Offered Shares) in this offering.

One of the Selling Shareholders, Madhavi Doki, is the wife of Suresh Doki, one of our former Directors, and, thus, is a related party. The other Selling Shareholder, AJB Capital Investments, LLC, is not an affiliate of our company. The Selling Shareholder Offered Shares to be offered by the Selling Shareholders named in this Offering Circular are “restricted securities” under applicable federal and state securities laws.

We will pay all of the expenses of this offering (other than the selling commissions payable with respect to the Selling Shareholder Offered Shares sold in this offering), but will not receive any of the proceeds from the sale of Selling Shareholder Offered Shares in this offering.

Neither of the Selling Shareholders is a broker-dealer or affiliated with a broker-dealer. Each of the Selling Shareholders may be deemed to be an underwriter of the shares of our common stock offered by the Selling Shareholders in this offering.

The Selling Shareholders intend to sell the Selling Shareholder Offered Shares in market transactions or in negotiated private transactions at the per share offering price of the Offering Shares, $ [0.10-0.20].

The table below assumes that all of the Company Offered Shares and all of the Selling Shareholder Offered Shares offered in this offering will be sold.

Name of Selling Shareholder	Position, Office or Other Material Relationship	# of Shares Beneficially Owned Before This Offering	% Beneficially Owned	# of Shares to be Offered for the Account of the Selling Shareholder	# of Shares Beneficially Owned After This Offering	% Beneficially Owned (2)
Madhavi Doki(3)	Affiliate	6,062,500	10.53%	6,000,000	62,500	*
AJB Capital Investments, LLC(4)	None	1,700,000	2.95%	1,700,000	0	0%

*	Less than 1%.

(1)	Based on 57,594,267 shares outstanding, before this offering.

(2)	Based on 109,994,267 shares outstanding, assuming the sale of all of the Company Offered Shares, after this offering.

(3)	This Selling Shareholder is the wife of Seresh Doki, one of our Directors.

(4)	Ari Blaine is the Managing Partner of this Selling Shareholder, whose address is 4700 Sheridan Street, Suite J, Hollywood, Florida 33021.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of (a) 1,000,000,000 shares of common stock, $.001 par value per share; and (b) 100,000,000 shares of Preferred Stock, $.001 par value per share.

As of the date of this Offering Circular, there were 57,594,267 shares of our common stock issued and outstanding held by 319 holders of record; one (1) share of Special 2019 Series A Preferred Stock issued and outstanding; 30 shares of Series G Preferred Stock issued and outstanding; and 273,000 shares of Series M Preferred Stock issued and outstanding.

We are a Wyoming corporation, and are therefore subject to the laws of the State of Wyoming.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Wyoming law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Further, the single outstanding share of Special 2019 Series A Preferred Stock is owned by our Director and Chairman, Naveen Doki, thus, controls all corporate matters of our company. (See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions”).

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our capital stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

Special 2019 Series A Preferred Stock

Voting. The Special 2019 Series A Preferred Stock has the following voting rights: the single share of Special 2019 Series A Preferred Stock shall have 60% of all votes at any annual or special meeting of our shareholders. Our Director and Chairman, Naveen Doki, as the owner of the single outstanding share of the Special 2019 Series A Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions”).

Dividends. The Special 2019 Series A Preferred Stock is not entitled to receive any dividends.

Liquidation Preference. The holder of the single share of the Special 2019 Series A Preferred Stock shall not be entitled to participate in any proceeds available for distribution to our shareholders.

Conversion. The single share of Special 2019 Series A Preferred Stock in convertible into 150,000,000 shares of our common stock.

Series G Preferred Stock

Voting. Each share of the Series G Preferred Stock is entitled to ten votes for any vote placed before the shareholders of the Company.

Dividends. The Series G Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors in its sole discretion.

Liquidation Preference. The holders of the Series G Preferred Stock shall be entitled to be paid out in an amount equal to $1.00 per share prior to any distribution or payment to holders of any stock ranking junior to the Series G Preferred Stock, plus all declared but unpaid dividends.

Conversion. Each share of Series G Preferred Stock is priced at $2.50 a share and is convertible into as many shares of our common stock, par value of $0.0001 per share, equal to the price of the Series G Preferred Stock divided by the par value of the common stock. In this instance, one share of Series G Preferred Stock is convertible to 25,000 shares of our common stock, but this amount can be changed at any time by adjusting the price per share of the Series G Preferred Stock by a majority vote of the Board of Directors.

Series M Preferred Stock

Voting. The Series M Preferred Stock does not possess voting rights.

Dividends. The Series M Preferred Stock is not entitled to receive any dividends.

Liquidation Preference. The holders of the Series M Preferred Stock shall be entitled to participate on a pro rata basis in any proceeds available for distribution to our shareholders.

Conversion. Each share of Series M Preferred Stock in convertible into 1,000 shares of our common stock.

Convertible Promissory Notes

As of the date of this Offering Circular, we had one outstanding convertible promissory note (the Subject Convertible Note). The table below sets forth information with respect to the Subject Convertible Note.

Date of Note Issuance	Outstanding Balance	Principal Amount at Issuance	Accrued Interest	Maturity Date	Conversion Terms	Name of Noteholder	Reason for Issuance
1/18/2022	$237,000	$220,000	$17,000	1/18/2023*	Market price at qualification of this amendment	Apogee Ventures, LLC (Matthew Newman)	Loan

*	The Accrued Interest and Outstanding Balance are as of 1/1/2023. The Subject Convertible Note is expected to be renegotiated shortly.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Wyoming law.

Transfer Agent

We have retained the services of Signature Stock Transfer, Inc., 14673 Midway Road, Suite 220, Addison, Texas 75001, as the transfer agent for our common stock. Signature Stock Transfer’s website is located at: www.signaturestocktransfer.com No information found on Signature Stock Transfer’s website is part of this Offering Circular.

LEGAL PROCEEDINGS

From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this Offering Circular, our company is party to no pending litigation matters.

BUSINESS

History

Our company was incorporated under the laws of the State of Nevada on April 9, 1996, as Cambridge Energy Corporation. In July 2009, our corporate name changed to EnviroXtract, Inc. In August 2010, we were domesticated in the State of Wyoming. In November 2012, our corporate name changed to Mission Mining Company. In December 2019, our corporate name changed to CBD Oilvite Inc. In January 2020, our corporate name was changed back to Mission Mining Company. On July 27, 2020, our corporate name changed to Futuris Company.

On December 4, 2019, the First Judicial District Court of Wyoming appointed Ben Berry as custodian for our company, proper notice having been given to the officers and directors of our company. There was no opposition. On May 12, 2020, we filed a certificate of reinstatement with the State of Wyoming and Mr. Berry was appointed as President, Secretary, Treasurer and Sole Director of our company.

On May 26, 2022, Synergy Management Group, LLC, Mr. Berry’s company, sold the single outstanding share of our Special 2019 Series A Preferred Stock and the single outstanding share of our Series F Preferred Stock to Naveen Doki and Silvija Valleru, for $40,000 in cash. This transaction resulted in Dr. Doki becoming the controlling shareholding of our company, through his ownership of the share of Special 2019 Series A Preferred Stock.

In conjunction with the change-in-control transaction and prior to his resignation, Mr. Berry appointed the following directors: Kalyan Pathuri, our former President, Amit Jain, who declined to serve, and Naveen Doki. We, then, entered into a Definitive Share Exchange Agreement dated as of June 29, 2020, Futuris Technology Services, Inc. (“FTSI”), a privately-held Virginia corporation and sole owner of Pioneer Global Inc., a Virginia corporation (“Pioneer”) and the shareholders of FTSI.

On March 29, 2023, Robert Day replaced Kalyan Pathuri as President and Principal Executive Officer. Mr. Day also currently serves as our Chief Financial Officer. Kalyan Pathuri is also no longer one of our directors

Our principal executive offices are located at 22 Baltimore Road, Rockville, Maryland 20850; our telephone number is 703- 310-7334; our corporate website is located at www.futuris.company. No information found on our company’s website is part of this Offering Circular.

Overview

Our company, operating in the United States and India, is a network of solutions, staffing and technology companies to service our clients at whatever stage of growth they are currently operating within. We have a significant presence in India, but are also looking to expand worldwide. With our network of entities, we offer our clients a large breadth and depth of capabilities, while creating cross selling and partnership opportunities between our portfolio companies. We are a consolidator of companies within the Solutions, Staffing and Technology space. We acquire majority ownership in companies that reflect strong financials and growth prospects, thoughtful management, and a solid track record of new client acquisition and retention.

Futuris. We are a company building a world class portfolio of companies in the solutions and staffing industry. Our company brands operate independently and retain their unique identity, while leveraging our platforms, support, financial and acquisition capabilities.

Our innovative client solutions are enhanced by our breath of capabilities across our “team of teams.”

Our Objective. Our company’s objective is to build a global network of solutions, staffing and technology companies to service our clients at whatever stage of growth they are currently operating within. With our network of companies, we offer our clients a large breadth and depth of capabilities, while creating cross selling and partnership opportunities between our portfolio companies.

Our Focus. We are a consolidator of companies within the solutions, staffing and technology space. We acquire majority ownership in companies that reflect strong financials and growth prospects, thoughtful management, and a solid track record of new client acquisition and retention.

Our Business Model

We seek to build a premium growth organization by providing diversified solutions, staffing and technology services to companies around the world, as depicted in the graphics below.

Acquisitions and Business Operations

In 2020 and 2021, we acquired the following subsidiaries: Computer Deductions Inc., the Tasa Group, Inc., HealthHR, Inc., Talent Beacon International and Akvarr, Inc. We operate our staffing business through these six subsidiaries, each of which serves a different market niche.

Computer Deductions, Inc. The Company acquired 100% of the outstanding equity of Computer Deductions, Inc. (CDI), a California corporation, on March 20, 2021, including all of its pre-existing assets and liabilities, for $4,500,000. $2,500,000 was paid in cash, $1,000,000 in a series of three promissory notes, and $1,000,000 in the common stock of the Company. The notes are payable to Allen MacDonnell for $700,000, Donald Foulk for $150,000, and Thomas Calabro for $150,000. All three note terms were for a period of 36 months at a 4.5% interest rate. As of April 7, 2023, the MacDonnell note has $606,659 outstanding, and both the Foulk and Calabro notes have $129,998 outstanding.

CDI provides software development services to major corporations, including AT&T, IBM, NEC, Tandem and UNISYS, with a focus on the design and development of large custom systems, such as high-volume message switches, large database systems and the automation of large clerical systems. CDI provides top management consulting services to produce feasibility studies, procurement documents, special studies associated with automation or communications and assisting customer staff in the development of automated systems. CDI’s staff totals 38 full-time and 3 part-time, non-union employees. On an annualized basis for FY 2022, CDI’s revenues represented approximately 23% of our company’s overall revenues. As of the date of this amendment, that percentage has lowered to 14.5%.

The Tasa Group, Inc. The Company acquired 100% of the issued and outstanding shares of the TASA Group, Inc. (TASA), a Pennsylvania corporation, on May 27, 2021, for $1,950,000. The entire purchase price was paid in cash.

Based in Pennsylvania, TASA operates as an expert referral service business that provides access to seasoned professional consultants in technical and medical disciplines. TASA delivers timesaving, targeted referrals to quality expert witnesses in all fields and all locations, for plaintiff or defense teams. TASA offers an “Expert Profile 360” (EP360), which delivers comprehensive information on an expert witness an individual might retain or oppose. Within TASA’s operations, TAS Consulting refers consultants in the fields of accounting, appraisals, architecture, business, chemistry, computer fields, construction, employment, engineering, environment, finance, insurance, manufacturing, media, medicine and healthcare, patents/copyrights/trademarks, pharmaceuticals and transportation. TASA’s staff totals 22 full-time, non-union employees. On an annualized basis for FY 2022, TASA’s revenues represented approximately 24% of our company’s overall revenues. That has since lowered to approximately 20%.

Health HR, Inc. The Company acquired 100% of the issued and outstanding shares of Health HR, Inc., et al. (Health HR) on June 30, 2021, for $275,000. $125,000 was paid immediately at closing in cash, and $150,000 was paid pursuant to a promissory note. The promissory note was set to mature on August 30, 2023, after 24 monthly payments, and bore an interest rate of 4.5%. As of April 7, 2023, the outstanding principal was $19,441.23.

Based in South Florida, Health HR is a medical staffing company, providing physical, occupational and speech therapists to home health agencies on an as-needed basis. Health HR provides physical, occupational and speech therapists to home health agencies and has developed a number of successful recruiting programs targeting the therapist population, as well as successful ongoing therapist recruiting and agency marketing programs. Health HR utilizes a significant amount of technology to manage its business, which includes modern cloud-based services and management applications designed specifically for medical staffing operations. Health HR is licensed as a Health Care Services Pool by the State of Florida. Health HR’s staff totals 4 full-time, non-union employees. On an annualized basis for FY 2022, Health HR’s revenues represented approximately 2% of our company’s overall revenues. That has since jumped to approximately 4%.

TalentBeacon International. The Company acquired 100% of the equity of TalentBeacon HR Solutions Private Limited (TalentBeacon), at the time an Indian private limited corporation on October 16, 2020. The payment structure was composed of the following:

1)	$800,000 worth of common stock of the Company, which was subject to a share buyback agreement, where the Company agreed to purchase back the shares for $800,000 of cash in case the shares dropped below a certain threshold; and

2)	A threshold-based earnout where the sellers and TalentBeacon’s then-president receive 25%, 20%, and 15% of the net profits in years 1, 2, and 3 after closing, respectively, for operations run by the sellers . Payments were to be made in either cash or common shares of the Company. For the periods ending October 16, 2021, and 2022, no earnouts were paid out as the threshold amounts were not achieved.

Currently based in New Jersey, TalentBeacon has experience building and managing recruitment delivery teams from hub locations in North America, Hyderabad, India, Cebu City, Philippines, Buenos Aires, Argentina, Singapore and Budapest, Hungary. TalentBeacon has significant experience in project-based and longer-term optimized RPO solution design and delivery, execution oversight and metrics-based management. In its operations, there is a focus on talent acquisition solutions design, international recruiting delivery and hub modeling, and IT staffing, leasing project design, delivery and management. In addition, TalentBeacon also provides full HR, finance, payroll and operational capabilities out of hub locations, ensuring strong attractiveness and retention of growing teams. TalentBeacon’s staff totals 15 full-time, non-union employees. On an annualized basis, TalentBeacon’s revenues represented approximately 2% of our company’s overall revenues in FY 2022, with a slight increase to 3% for YTD 2023.

Akvarr, Inc. The Company acquired 100% of the equity of Akvarr, Inc. (Akvarr) on September 30, 2021, for a total of $1,744,256, with $1,220,979 composed of cash and $523,277 in the form of a promissory note. The promissory note was due six months from closing, subject to a certain threshold hourly profit amount, and bore an interest of 4.5%. The promissory note has been paid off as of the date of this Offering Circular.

Based in Maryland, Akvarr provides a full suite of software development technologies in the digital and ERP space, from mid-market to international firms, including Coca Cola, General Electric, Netflix and Wal-Mart. Akvarr’s team of tech enthusiasts is committed to assisting companies accomplish more through the consultative selection, design, implementation and ongoing maintenance of business technology. With a decade of experience delivering technology consulting and staffing services to companies operating in many sectors, Akvarr understands industry-specific challenges and requirements, and provides resources and strategies to modernize core technology and capitalize on new technology, optimize and automate operations, fuel digital growth, create stunning digital experiences and build digital talent and culture. Akvarr is able to build and scale a client-driven delivery model, to provide staff augmentation, team resourcing, contract to hire and direct placement, working with clients to build analytics-driven organizations. Akvarr’s staff totals 78 full-time, non-union employees. On an annualized basis for FY 2022, Akvarr’s revenues represented approximately 19% of our company’s overall revenues. So far, for FY 2023, Akvarr’s share has increased to 38.5%.

Cadan Technologies. The Company acquired CADAN Corporation (d/b/a Cadan Technologies) on December 31, 2021, for $4,388,000, with $2,750,000 composed of cash due at closing, a $1,013,000 promissory note, and the Company’s common stock worth $625,000. The note bears interest of 4.5% per annum and is due on 1/31/2025. The note has an outstanding balance of $1,050,000 as of April 7, 2023.

Based in Minnesota, Cadan Technologies offers a variety of technology services, which include technology lifecycle management, IT staffing, cloud solutions, data storage, data security and remote access and web-related services, with an ability to service client locations across the United States. Cadan Technologies also provides products, such as new and re- certified equipment from leading manufacturers, as well as sales, repair, maintenance and installation of Windows® desktops and servers. In addition, Cadan Technologies has fulfillment agreements with manufacturers and national computer distributors, including Dell, Lenovo, Ingram Micro, SYNNEX and Tech Data. Cadan Technologies’ staff totals 34 full-time, non-union employees. On an annualized basis for FY 2022, Cadan Technologies’ revenues represented approximately 28% of our company’s overall revenues. For YTD 2023, that has lowered to 19%.

Acquisition Strategy

We believe there are significant acquisition opportunities within the solutions and staffing industry. Our management has established certain criteria for potential acquisition targets.

PHASE 1	PHASE 2	PHASE 3
Target solutions and staffing companies with profits, diverse client bases, national/large regional coverage in the following focus areas: Information Technology and Professional Services, Accounting and Finance, Engineering and Manufacturing, Pharma and MedTech, Recruitment Process Outsourcing, Executive Search. Minimum Revenue: $2.5 million.	Target high margin niche solutions and staffing companies that can benefit from the synergies of a larger organization with larger market penetration. Complete acquisitions to that fill in geographically to support market penetration.	Integrate acquired companies to maximize the synergies and economics to improve sales and lower operating costs. Continue focus on expansion and acquisition strategy, while integrating synergies.

As of the date of this Offering Circular, we have no agreement or understanding with respect to any acquisition. There is no assurance that we will be successful in completing an acquisition or that, if completed, that any such acquisition will prove to be profitable.

Competition

We compete in the staffing services industry by offering a broad range of services. Our industry is large and fragmented, comprised of thousands of firms employing millions of people and generating billions of United States dollars in annual revenues. In most areas, no single company has a dominant share of the employment services market. The largest publicly owned companies specializing in recruitment services are ManpowerGroup, The Adecco Group and Randstad. It is a highly competitive industry, reflecting several trends in the global marketplace, such as the increasing demand for skilled people, employers’ desire for more flexible working models and consolidation among clients and in the employment services industry itself. There is no assurance that we will be able to compete successfully in our industry.

Regulations

The staffing industry is not closely regulated in the United States. However, our operations are generally subject to one or more of the following types of government regulation: regulation of the employer/employee relationship between the firm and its temporary and contract employees; registration, licensing, record keeping and reporting requirements; substantive limitations on the operations or the use of temporary and contract employees by clients; and regulation that requires new or additional benefits and pay parity for our employees.

In most other countries, workforce solutions and services firms are considered the legal employers of temporary and contract workers. Therefore, laws regulating the employer/employee relationship, such as tax withholding or reporting, social security or retirement, health and other benefits, anti-discrimination and workers’ compensation, govern the firm.

For our operations in India, we are in compliance with Indian social security laws, employee salary and benefits laws, including minimum wage and maternity benefit laws, and industrial relations labor laws. For taxes, we operate with tax deductions at source.

Changes in applicable laws or regulations have occurred in the past and are expected, in the future, to affect the extent to which workforce solutions and services firms may operate. These changes could impose additional costs, taxes, record keeping or reporting requirements; restrict the tasks to which contingent workers may be assigned; limit the duration of or otherwise impose restrictions on the nature of the relationship (with us or the client); or otherwise adversely affect the industry.

Intellectual Property

We may rely on a combination of patent, trademark, copyright, and trade secret laws in the United States as well as confidentiality procedures and contractual provisions to protect our proprietary technology, databases, and our brands.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Properties

We have entered into the following material leases for our facilities:

●	Corporate Headquarters

Location: 22 Baltimore Road, Rockville,

Maryland 20850

Size - 6,776 ft.

Lease Period: expires in 2023

Monthly Rental - $20,500

●	Computer Deductions, Inc.

●	Location: 8680 Greenback Lane, Suite

210, Orangevale CA 95662

Size - 7592 sq. ft.

Lease Period - 10/01/2018 to 09/30/2023

Monthly Rental - $7904.91 per month

●	Location: 1350 E. Wilshire Ave., Santa

Ana, California 92705

Size - 3200 sq. ft

Lease Period - Month to Month

Monthly Rate - $2950 per month

●	Location - 1370-1400 E. Wilshire Ave.,

Santa Ana, California 92705

Size - 3250 sq. ft

Lease Period - Month to Month

Monthly Rate - $2975 per month

Employees

In addition to the employees of our subsidiaries, we have four full-time employees as of the date of this Offering Circular, including our President. Our employees are not represented by any labor union. We believe that relations with our employees are excellent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our unaudited financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 (coronavirus) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. The virus and actions taken to mitigate its spread have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which our company operates. To date, we believe that COVID-19 has had a material impact on our company’s operations, due to a decrease in revenue. This decrease has forced us to expand our focus and objectives more slowly than we planned to otherwise.

Results of Operations

Years Ended July 31, 2022 (“Fiscal 2022”) and 2021 (“Fiscal 2021”). During Fiscal 2022, our business operations generated $37,439,415 (unaudited) in revenues, with a cost of revenues of $26,475,880 (unaudited), resulting in a gross profit of $10,963,534 (unaudited).

During Fiscal 2021, our business operations generated $6,278,953 (unaudited) in revenues, with a cost of revenues of $3,670,567 (unaudited), resulting in a gross profit of $2,608,386 (unaudited).

During Fiscal 2022, we incurred selling, general and administrative expenses of $10,696,438 (unaudited), amortization and depreciation of $22,961 (unaudited), interest expense of $1,144,680 (unaudited) and tax expense of $50,039 (unaudited), resulting in a net loss of $(937,432) (unaudited).

During Fiscal 2021, we incurred selling, general and administrative expenses of $3,552,606 (unaudited), amortization and depreciation of $28,472 (unaudited) and interest expense of $168,560 (unaudited), resulting in a net loss of $(1,141,252) (unaudited).

The significant changes that occurred in revenues, costs, and expenses between Fiscal 2022 and Fiscal 2021, were due to the fact that the Company acquired two significant acquisitions during Fiscal 2022 - Akvarr and Cadan, which represented nearly 50% of the total revenues of the Company for Fiscal 2022.

Plan of Operation

In General. We believe that the proceeds of this offering will satisfy our cash requirements for the next twelve months. However, to continue expanding operations and opening new facilities, we may need to raise additional funds in the next twelve months if our growth cannot be sustained by the revenue generated from increased sales.

Overview. Our company, operating in the United States and India, is a network of solutions, staffing and technology companies to service our clients at whatever stage of growth they are currently operating within. With our network of entities, we offer our clients a large breadth and depth of capabilities, while creating cross selling and partnership opportunities between our portfolio companies. We are a consolidator of companies within the Solutions, Staffing and Technology space. We acquire majority ownership in companies that reflect strong financials and growth prospects, thoughtful management, and a solid track record of new client acquisition and retention.

Futuris. We are a company building a world class portfolio of companies in the solutions and staffing industry. Our company brands operate independently and retain their unique identity, while leveraging our platforms, support, financial and acquisition capabilities.

Our innovative client solutions are enhanced by our breath of capabilities across our “team of teams.”

Our Objective. Our company’s objective is to build a global network of solutions, staffing and technology companies to service our clients at whatever stage of growth they are currently operating within. With our network of companies, we offer our clients a large breadth and depth of capabilities, while creating cross selling and partnership opportunities between our portfolio companies.

Our Focus. We are a consolidator of companies within the solutions, staffing and technology space. We acquire majority ownership in companies that reflect strong financials and growth prospects, thoughtful management, and a solid track record of new client acquisition and retention.

Growth Strategy. We believe the proceeds of this offering will allow us to increase the size of our current operations, through increased sales and marketing efforts. In addition, we believe there are significant acquisition opportunities within the solutions and staffing industry. Our management has established certain criteria for potential acquisition targets.

PHASE 1	PHASE 2	PHASE 3
Target solutions and staffing companies with profits, diverse client bases, national/large regional coverage in the following focus areas: Information Technology and Professional Services, Accounting and Finance, Engineering and Manufacturing, Pharma and MedTech, Recruitment Process Outsourcing, Executive Search. Minimum Revenue: $2.5 million	Target high margin niche solutions and staffing companies that can benefit from the synergies of a larger organization with larger market penetration. Complete acquisitions to that fill in geographically to support market penetration.	Integrate acquired companies to maximize the synergies and economics to improve sales and lower operating costs. Continue focus on expansion and acquisition strategy, while integrating synergies.

As of the date of this Offering Circular, we have no agreement or understanding with respect to any acquisition. There is no assurance that we will be successful in completing an acquisition or that, if completed, that any such acquisition will prove to be profitable.

Financial Condition, Liquidity and Capital Resources

July 31, 2022. At July 31, 2022, our company had $535,072 (unaudited) in cash and a working capital deficit of $9,610,885 (unaudited), compared to $542,956 (unaudited) in cash and a working capital deficit of $1,305,749 (unaudited) at July 31, 2021.

Our company’s current cash position is adequate for our company to maintain its present level of operations through at least the first half of 2023. However, we must obtain additional capital from third parties, including in this offering, to implement our full business plans. We are self-sufficient in our current environment without acquiring additional capital, however we are a very acquisitive company and our growth strategy is reliant on purchasing new businesses. Failure to obtain additional capital would only negatively affect our ability to make all the new acquisitions we are interested in pursuing. There is no assurance that we will be successful in obtaining such additional capital.

Promissory Notes. As of the date of this Offering Circular, we had outstanding promissory notes relating to three of our acquisitions as discussed in “Acquisitions and Business Operations” section; the Health HR note, the three CDI notes and the Cadan Technologies note . As of April 7, 2023, the Health HR note has an outstanding balance of $19,441.23, the three CDI notes combined has an outstanding balance of $866,656.53, and the Cadan Technologies note has a balance of $1,050,000.00.

Convertible Promissory Notes. As of the date of this Offering Circular, we had one outstanding convertible promissory note (the Subject Convertible Note). The table below sets forth information with respect to the Subject Convertible Note.

Date of Note Issuance	Outstanding Balance	Principal Amount at Issuance	Accrued Interest	Maturity Date	Conversion Terms	Name of Noteholder
1/18/2022	$237,000	$220,000	$17,000	1 /18/2023*	Market price at qualification of this amendment	Apogee Ventures, LLC (Matthew Newman)

*	The Accrued Interest and Outstanding Balance are as of 1/1/2023. The Subject Convertible Note is expected to be renegotiated shortly.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Some of our significant estimates and assumptions include the fair value of our common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to our deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in losses to us, but are of the nature such that they will only be resolved when one or more future events occur or fails to occur. Our management, in consultation with our legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we, in consultation with legal counsel, evaluate the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information concerning our company’s executive management.

Name	Age	Position(s)
Robert Day	57	Acting CEO, Chief Financial Officer, Secretary, and Treasurer
Naveen Doki	47	Director and Chairman
Srikanth Palla	46	Director

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serves until their successor(s) is duly elected and qualified, or until they are removed from office. Naveen Doki and a former director, Suresh Doki, are brothers. There exist no other family relationships among our officers and directors.

Certain information regarding the backgrounds of each of our officers and directors is set forth below.

Robert Day, Acting CEO, Chief Financial Officer, Secretary, and Treasurer. Robert Day brings nearly 25 years of accounting and financial experience to the Futuris team in a variety of industries and capacities. Robert is known for using innovative business processes to build bottom line growth and improve overall productivity. Robert has been a Chief Financial Officer, a Chief Accounting Office and a Corporate Controller and has extensive experience in Mergers and Acquisitions as well as integrating acquired companies into unified environment. In addition, Robert has successfully taken two companies through the process of going public (IPO). Both companies have been listed on the Nasdaq Exchange.

Robert received his Bachelor of Science degree in Accounting from the University of Maryland. He has his MBA in Finance from Loyola University. He is a certified public accountant (CPA) and is a member of the American Institute of Certified Public Accountants (AICPA) and the Maryland Association of Certified Public Accountants. Through the AICPA he is also a CGMA (Certified Global Management Accountant). He is also a CMA and a member of the Institute of Management Accountants.

Naveen Doki, Director and Chairman. Naveen Doki is clinically trained to be an Hematologist and Oncologist. He obtained his degree from the University of California at Irvine and his fellowship at University of Southern California in Los Angeles. He has an entrepreneurial bent and started his career with his own practice after a short 3 month stint at a local private practice. He has in the past also worked as a successful researcher at various Veterans Administration locations in California. Naveen has always been a consummate entrepreneur with successful investments in real-estate, information technology, Infrastructure and above all Urgent Care practices. He owned 2 urgent care facilities which he divested for lack of time and to put more focus on his medical practice. He also runs his own allergy clinic out of his office in Fairfax. He is board certified by ABIM in Medical Oncology. Prior to relocating to the USA, he worked for Kingston Memorial Hospital in Jamaica.

Srikanth Palla, Director. Srikanth Palla brings over 20 years of experience in Technology Management, Investment Banking Technology, M&A, Operational Optimization and Technology Integration at major corporations like Merrill Lynch, UBS AG, Bridgewater Associates, Hewlett-Packard, KPMG, Pitney Bowes. Srikanth was most recently the President and CEO of Palla Capital Corporation focused on a hybrid VC/PE strategy across Technology, FinTech, e-Com, Oil & Gas, and Luxury Real Estate sectors.

Conflicts of Interest

At the present time, we do not foresee any direct conflict between our officers and directors, their other business interests and their involvement in our company.

Corporate Governance

We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our Board of Directors acting as a whole.

Independence of Board of Directors

None of our directors is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our President, Robert Day, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with OTC Markets, so that all shareholders have access to information about us at the same time. Mr. Day collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

EXECUTIVE COMPENSATION

In General

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

Name and Principal Position	Year Ended July 31,	Salary ($)	All Other Compensation ($)		Total ($)
Robert Day, CEO	Current	20,000 per month			240,000
Kalyan Pathuri, Former President	2023	---	200,000	(1)	200,000	(1)
Kalyan Pathuri, Former President	2022	---	300,000	(2)	300,000	(2)
Kalyan Pathuri, Former President	2021	---	300,000	(3)	300,000	(3)

(1)	Mr. Pathuri was issued a total of 1,679,905 shares of our common stock, in payment of the entire $200,000 salary amount, an average per share value of $0.12.

(2)	Mr. Pathuri was issued a total of 1,588,760 shares of our common stock, in payment of the entire $300,000 salary amount, an average per share value of $0.19.

(3)	Mr. Pathuri was issued a total of 770,761 shares of our common stock, in payment of the entire $300,000 salary amount, an average per share value of $0.39.

Outstanding Option Awards

Other than as described above, there were no Option or Stock Awards outstanding or granted by the Board of Directors for the years ended July 31, 2022, and 2021.

Outstanding Equity Awards

During the years ended July 31, 2022, and 2021, our Board of Directors made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Director Compensation

Srikanth Palla will be paid $64,500 for his initial term and was already paid $19,500. No other directors receive compensation for their serving as directors of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below does not give effect to certain events, as follows:

The Subject Convertible Note. The table below does not give effect to the issuance of shares of our common stock upon conversion of the Subject Convertible Note, which is currently eligible to be converted at any time to the number of our common stock based on the current market price. The conversion rate if floating, but if it was converted on 5/31/2023 at the price of $0.084, the current principal and interest of $237,000 on the Subject Convertible Note would convert to 2,821,429 shares of our common stock, or 4.67% of the 60,415,696 shares that would have been outstanding before this offering.

In light of the caveats stated in the foregoing paragraph, the following table sets forth, as of the date of this Offering Circular, information regarding beneficial ownership of our common stock by the following: (a) each person, or group of affiliated persons, known by our company to be the beneficial owner of more than five percent of any class of our voting securities; (b) each of our directors; (c) each of the named executive officers; and (d) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying convertible instruments, if any, held by that person are deemed to be outstanding if the convertible instrument is exercisable within 60 days of the date hereof.

	Share Ownership Before This Offering					Share Ownership After This Offering
	Number of Shares		%	Number of Shares	%	Number of Shares		%
	Beneficially		Beneficially	Beneficially	Beneficially	Beneficially		Beneficially
Name of Shareholder	Owned		Owned(1)	Acquireable	Acquirable(1)	Owned		Owned(2)	Effective Voting Power
Common Stock
Executive Officers and Directors
Naveen Doki(5)	48,612	(6)	*	161,000,000	73.65%	48,612	(6)	*	See Note 11
Officers and directors, as a group (1 person)	48,612	(6)	0.12%	161,000,000	73.65%	48,612	(6)	0.04%
5% Owners
Kalyan Pathuri(3)	3,328,836	(4)	5.77%	5,000,000	7.99%	3,328,836	(4)	3.02%
Madhavi Doki(7)(9)	6,062,500		10.53%	22,000,000	27.64%	62,500	(10)	*
Judos Trust(14)	0		*	88,000,000	60.44%	0		*
Shirisha Janumapally(15)	0		*	11,000,000	16.04%	0		*
Ovvan Yayu Trust(16)	0		*	88,000,000	60.44%	0		*
Silvija Valleru(17)	0		*	5,000,000	7.99%	0		*
Igly Trust(18)	0		*	43,000,000	42.75%	0		*

Special 2019 Series A Preferred Stock(11)
Naveen Doki(5)(12)	1		100%			1		100

Series M Preferred Stock(13)
Madhavi Doki(9)	22,000		8.06%			22,000 shares		8.06%
Naveen Doki(5)	11,000		4.03%			11,000 shares		4.03%
Judos Trust(14)	88,000		32.23%			88,000 shares		32.23%
Shirisha Janumapally(15)	11,000		4.03%			11,000 shares		4.03%
Ovvan Yayu Trust(16)	88,000		32.23%			88,000 shares		32.23%
Kalyan Pathuri(3)	5,000		1.83%			5,000 shares		1.83%
Silvija Valleru(17)	5,000		1.83%			5,000 shares		1.83%
Igly Trust(18)	43,000		15.75%			43,000 shares		15.75%

(1)	Based on 57,594,267 shares outstanding, before this offering.

(2)	Based on 109,994,267 shares outstanding, assuming the sale of all of the Offered Shares, after this offering.

(3)	Former President, Secretary and Director of our company.

(4)	Includes 380,054 shares owned of record by Igly Trust, the trustee of which is Mr. Pathuri; does not include 422,507 shares owned of record by Mr. Pathuri’s wife, Silvija Valleru, inasmuch as Mr. Pathuri does not have voting and investment power with respect to such shares.

(5)	Director and Chairman of our company.

(6)	Does not include 48,612 shares owned of record by Dr. Doki’s wife, Shirisha Janumapally, inasmuch as Dr. Doki does not have voting and investment power with respect to such shares.

(7)	Suresh Doki, the husband of Madhavi Doki, was one of our former directors.

(8)

This table does not include the Subject Convertible Note, which is convertible to the number of shares of our common stock based on the current market price. The conversion rate if floating, but if it was converted on 5/31/2023 at the price of $0.084, the current principal and interest of $237,000 on the Subject Convertible Note would convert to 2,821,429 shares of our common stock, or 4.67% of the 60,415,696 shares of common stock that would have been outstanding before this offering.

(9)	The address of this shareholder is 1013 Founders Ridge Lane, McLean, Virginia 22102. Madhavi Doki is the wife of Suresh Doki, one of our former directors, and is one of the Selling Shareholders in this offering.

(10)	Assumes the sale of all 6,000,000 shares of our common stock being offered by Madhavi Doki as a Selling Shareholder in this offering.

(11)

The Series A Non-Cumulative Preferred Stock has the following voting rights: the single share of Special 2019 Series A Preferred Stock shall have 60% of all votes at any annual or special meeting of our shareholders. The single share of Special 2019 Series A Preferred Stock is also convertible into 150,000,000 shares of our common stock.

(12)	Naveen Doki, one of our Directors and our Chairman of the Board, owns the single outstanding share of our Special 2019 Series A Preferred Stock. The Special 2019 Series A Preferred Stock has the following voting rights: the single share of Special 2019 Series A Preferred Stock shall have 60% of all votes at any annual or special meeting of our shareholders. Dr. Doki will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction.

(13)	At any time, the holders of Series M Preferred Stock have the right to convert each share of Series M Preferred Stock into 1,000 shares of our common stock. (See “Certain Relationships and Related Transactions—Series M Preferred Stock”).

(14)	Shirisha Janumapally is the trustee of this shareholder. The address of this shareholder is 4902 Finchem Court, Fairfax, Virginia 22030.

(15)	The address of this shareholder is 4902 Finchem Court, Fairfax, Virginia 22030. Shirisha Janumapally is the wife of Naveen Doki, one of our directors.

(16)	Madhavi Doki is the trustee of this shareholder. The address of this shareholder is 1013 Founders Ridge Ln, McLean, Virginia 22102.

(17)	The address of this shareholder is 206 Colchester Road, Fairfax, Virginia 22030. Silvija Valleru is the wife of Kalyan Pathuri, our former President.

(18)	Our former President, Kalyan Pathuri, is the trustee of this shareholder. The address of this shareholder is 206 Colchester Road, Fairfax, Virginia 22030.

Special 2019 Series A Preferred Stock

Voting Rights. Currently, there is a single share of our Special 2019 Series A Preferred Stock issued and outstanding, which share is owned by Naveen Doki, one of our Directors. The Special 2019 Series A Preferred Stock has the following voting rights: the single share of Special 2019 Series A Preferred Stock shall have 60% of all votes at any annual or special meeting of our shareholders. Dr. Doki, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Description of Securities—Special 2019 Series A Preferred Stock”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition Transaction

In June 2020, pursuant to a Definitive Share Exchange Agreement (the “Acquisition Agreement”), our company acquired Futuris Technology Services, Inc., a privately-held Virginia corporation (“FTS”) and the sole owner of Pioneer Global Inc., a Virginia corporation. Pursuant to the Acquisition Agreement, our current officers and directors, including their affiliates, were issued 95.38% of our then-outstanding shares of common stock, as calculated after the transaction.

Agreements with our former President

From July 1, 2020, through July 31, 2021, our former President, Kalyan Pathuri, served as our President, on a contract basis, pursuant to a consulting agreement. Under this agreement, Mr. Pathuri was paid $25,000 per month (“Base Compensation”) in shares of our common stock, as calculated on the then-current market price of our common stock, a total of 1,794,238 shares, or an average per share price of $16., or $287,078, in the aggregate. In addition, the terms of such consulting agreement required us to issue to Mr. Pathuri $10,000 of common stock, as calculated on the then-current market price of our common stock, for every $1,000,000 of new company revenue developed organically by Mr. Pathuri (“Bonus Compensation”). Mr. Pathuri was issued no shares of our common stock, as Bonus Compensation.

The consulting agreement with Mr. Pathuri was terminated effective July 31, 2021, and replaced with an employment agreement with identical compensation provisions as the consulting agreement. The term of Mr. Pathuri’s employment agreement was set to expire in July 2024, however he was replaced as President and CEO by Robert Day on March _29, 2023. For the twelve months ended July 31, 2022, Mr. Pathuri was issued a total of 1,105,932 shares in payment of his Base Compensation, a per share average price of $0.18, or $199,068, in the aggregate. For such period, Mr. Pathuri was issued no shares of our common stock, as Bonus Compensation.

Series M Preferred Stock

At any time, the holders have the right to convert the shares of Series M Preferred Stock into a total of 273,000,000 shares of our common stock.

During the quarter ended April 30, 2021, eight persons, including our sole officer and directors and certain of their respective affiliates, exchanged shares of our common stock for shares of our Series M Preferred Stock, as set forth in the following table. (See “Security Ownership of Certain Beneficial Owners and Management”).

	Number of Shares	Number of Shares	Number of Shares of
	of Common Stock	of Series M Preferred	Common Stock Issuable
Name of Shareholder	Cancelled	Stock Issued	Upon Conversion
Madhavi Doki(1)	22,000,000 shares	22,000 shares	22,000,000 shares
Naveen Doki(2)	11,000,000 shares	11,000 shares	11,000,000 shares
Judos Trust(3)	88,000,000 shares	88,000 shares	88,000,000 shares
Shirisha Janumapally(4)	11,000,000 shares	11,000 shares	11,000,000 shares
Ovvan Yayu Trust(5)	88,000,000 shares	88,000 shares	88,000,000 shares
Kalyan Pathuri(6)	5,000,000 shares	5,000 shares	5,000,000 shares
Silvija Valleru(7)	5,000,000 shares	5,000 shares	5,000,000 shares
Igly Trust(8)	43,000,000 shares	43,000 shares	43,000,000 shares

(1)	Madhavi Doki is the wife of Suresh Doki, one of our former Directors.

(2)	Naveen Doki is a Director of our company.

(3)	Shirisha Janumapally is the trustee of this trust.

(4)	Shirisha Janumapally is the wife of Naveen Doki, one of our Directors.

(5)	Madhavi Doki is the trustee of this trust.

(6)	Kalyan Pathuri is our former President and a former Director.

(7)	Silvija Valleru is the wife of Kalyan Pathuri, our former President and one of our Directors.

(8)	Kalyan Pathuri, our former President and a former Director, is the trustee of this trust.

Office Lease

We have entered into a lease agreement with respect to our executive offices located at 22, Baltimore Road, Rockville, Maryland, with one of our directors, Naveen Doki, with a monthly rental of $20,500 and term expiring in 2023.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the site is www.sec.gov.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Futuris Company

Unaudited Financial Statements for the Years Ended July 31, 2022, and 2021

FUTURIS COMPANY

CONSOLIDATED BALANCE SHEETS

(Unaudited – Amended and Restated)

	July 31, 2022	July 31, 2021	April 30, 2022	January 31, 2022	October 31, 2021	October 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$535,072	542,956	100,891	$1,140,992	$492,696	$546,453
Accounts Receivable	6,166,157	4,628,483	2,147,992	2,107,232	4,715,658	1,201,923
Prepaid expenses and other current assets	5,813,749	553,218	5,110,110	4,644,738	1,778,166	412,244
Total current assets	12,514,978	5,724,657	7,358,993	7,892,963	6,986,520	2,160,620

Non-current assets:
Fixed assets, net	60,950	67,425	63,375	62,121	64,773	-
Due to subsidiaries	4,252,121		4,853,992	6,775,684	1,187,437
Goodwill	12,114,608	4,605,068	8,826,046	8,696,406	3,054,637	1,550,431
Total non-current assets	16,427,679	4,672,493	13,743,413	15,534,212	4,306,847	1,550,431
TOTAL ASSETS	$28,942,657	10,397,150	21,102,406	$23,427,174	$11,293,367	$3,711,051

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued liabilites	$7,177,349	2,558,168	5,530,031	$7,704,744	$4,034,294	$743,492
Loans payable-Other	2,202,102	1,215,667	2,272,758	5,668,885	1,183,037
Due to/from Factor	8,695,626	1,847,283	6,333,088
Payroll liabilites	1,770,836	131,075	1,801,405	473,819	124,290	77,589
Loans payable	2,279,950	1,278,213	3,094,923	7,113,971	2,779,891	3,777,874
Total current liabilities	22,125,863	7,030,406	19,032,205	20,961,420	8,121,512	4,598,955

Long-Term Liabilities:
MCA Loans
Notes Payables	3,862,406	2,124,417
Total Long-Term Liabilities	3,862,406	2,124,417

Total liabilites	25,988,269	9,154,823	19,032,205	20,961,420	8,121,512	4,598,955

Preferred stock					27	-
Common stock 1,000,000,000 shares authorized; $0.001 par value; 39,898,622 shares issued and outstanding at July 31, 2022 and 288,352,964 at July 31, 2021	960,319	39,149	348,860	499,012	(250,590)	(1,415,401)
Share redemption					(107,975)	-
Additional paid in capital	3,367,914	2,338,580	2,850,180	3,609,677	2,690,713	573,057
Accumulated deficit	(1,373,845)	(1,135,429)	(1,128,838)	(1,642,934)	839,680	(45,560)
Total stockholders' equity	2,954,388	1,242,327	2,070,201	2,465,755	3,171,855	(887,904)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$28,942,657	10,397,150	21,102,406	$23,427,174	$11,293,367	$3,711,051

FUTURIS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited – Amended and Restated)

	For the Year Ended	For the Year Ended	For the Quarter Ended	For the Quarter Ended
	July 31, 2022	July 31, 2021	April 30, 2022	January 31, 2022	October 31, 2021	October 31, 2020

Revenues	$37,439,415	6,278,953	11,000,459	$8,381,171	$4,908,070	$1,128,127
COGS	26,475,880	3,670,567	3,519,156	1,944,874	2,474,231	939,265
Gross Profit	10,963,534	2,608,386	7,481,303	6,436,297	2,433,839	188,862

Selling, general & administrative	10,696,438	3,552,606	6,768,583	6,279,863	2,513,162	308,949
EBIDTA	267,097	(944,220)	712,720	156,434	(79,324)	(120,087)

Amortization		27,850			786	-
Depreciation	10,381	622	2,652	2,652	321	-
EBIT	256,716	(972,692)	710,068	153,782	(80,431)	(120,087)

Net Interest	1,144,229	168,560	128,040	69,023	(15,395)	-

Net Operational Income before Taxes	(887,513)	(1,141,252)	582,027	84,759	(95,826)	(120,087)

Taxes	49,919	-	-	7,185	40,817	-
Net Income (Loss)	$(937,432)	(1,141,252)	582,027	$77,574	$(136,643)	$(120,087)
Earnings Per Share	(0.0174)	(0.0292)

FUTURIS COMPANY

STATEMENTS OF CASH FLOWS

(Unaudited – Amended and Restated)

	For the Year Ended	For the Year Ended	For the Quarter Ended	For the Quarter Ended	For the Quarters Ended
	July 31, 2022	July 31, 2021	April 30, 2022	January 31, 2022	October 31, 2021	October 31, 2020
Cash flows from operating activities
Adjustments to reconcile net income to net cash provided by operating activities:
Net Income	$(937,432)	(1,141,252)	582,027	$77,574	$(136,643)	$(120,087)
Depreciation & Amortization	10,381	28,472	2,652	2,652	1,107	-
Changes in current assets and liabilities:	-		-
Decrease in accounts receivable	(2,484,925)	419,479	(367,994)	1,598,070	(825,582)	(410,597)
Decrease in prepaid expenses	(33,931)	(7,408)	12,909	(55,568)	59,363	61,140
Decrease in Inventory	(202,070)		16,066
Increase in current liabilities	(4,281,094)	(1,109,311)	582,469	1,293,520	(340,094)
Increase in accounts payable	3,418,346	483,482	(29,362)	757,129	194,875	47,776
Decrease in advances	(630,891)	20,512	(91,599)	(43,046)	(32,630)
Increase in accrued expenses	(104,355)	70,758	(47,788)	985,726	(15,953)	329,912

Net cash used by operating activities:	(5,245,972)	(1,235,268)	659,382	4,616,056	(1,095,557)	(91,856)

Cash flows from investing activities
Capital expenditures	(270,023)		(3,906)	(4,388,000)	1,545	-
Net cash used by investing activities	(270,023)	-	(3,906)	(4,388,000)	1,545	-

Cash flows from financing activities
Loans	4,270,256	(520,267)	(897,860)	(1,107,079)	694,465	(113,520)
APIC	1,237,855		(797,716)	1,527,320	200,466	573,057
Net cash used by Financing activities	5,508,110	(520,267)	(1,695,576)	420,240	894,931	459,537

Net decrease in cash	(7,884)	(1,755,535)	(1,040,101)	648,296	(199,081)	367,689
Cash balance, beginning of period	542,956	2,298,491	1,140,992	492,696	691,778	178,764
Cash balance, end of period	$535,072	542,956	100,891	$1,140,992	$492,696	$546,453

FUTURIS COMPANY

STATEMENTS OF CHANGES IN STOCKHOLDERS DEFICIT

(Unaudited – Amended and Restated)

	Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance July 31, 2020	32	$0	288,352,675	$288,353	$	$(1,629,227)	$(1,340,874)
Common stock issued			22,895,658	22,896	2,338,580		2,361,476
Preferred share exchange - Series M	273,000	27	(273,000,000)	(273,000)			(272,973)
Common Stock Beginning Balance Adjustment			900,289	900			900
Net Loss for the Year						(1,141,252)	(1,141,252)
Effect of Profit and Loss Adjustment						1,635,050	1,635,050
Balance July 31, 2021	273,032	$27	39,148,622	$39,149	$2,338,580	$(1,135,429)	$1,242,327
Common stock issued			750,000				-
Net Loss for the Quarter						(136,643)	(136,643)
Effect of Acquisitions					(45,581)	2,111,752	2,066,171
Balance October 31, 2021	273,032	$27	39,898,622	$39,149	$2,292,999	$839,680	$3,171,855
Common stock issued			900,000	900	498,012		498,912
Net Income for the Quarter						77,574	77,574
Effect of Acquisitions					1,277,602	(2,560,188)	(1,282,586)
Balance January 31, 2022	273,032	$27	40,798,622	$40,049	$4,068,613	$(1,642,934)	$2,465,755
Common stock issued			6,983,105	320,243			320,243
Net Income for the Quarter						514,096	514,096
Prior period adjustments					(1,218,461)		(1,218,461)
Balance April 30, 2022	273,032	$27	47,781,727	$360,292	$2,850,152	$(1,128,838)	$2,081,633
Common stock issued			6,000,000	600,000			600,000
Net Loss for the Quarter						(1,392,459)	(1,392459)
Acquisition Adjustments					517,735	1,147,452	1,665,214
Balance July 31, 2022	273,032	$27	53,781,727	$960,292	$3,367,887	$(1,373,845)	$2,954,388

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies

Nature of Operations

The Futuris Company (the “Company”) is incorporated in the state of Wyoming. The company was acquired through the process of a Reverse Merger and the name was changed from the erstwhile name of Mission Mining Company to Futuris Company. The Company ranks among the best Employer of Record, and staffing solutions companies. The Company works with prestigious clients across the United States having global presence. The Company team currently has around 67 talented individuals working with the company, all of whom are dedicated to the Company’s innovative work, as well as giving back to the communities in which it operates. Futuris Company is a fast-paced growing company which is growing both through the Organic and the Inorganic channel and has completed the acquisition of six subsidiaries namely Futuris Technology Services, Inc, Talent Beacon LLC, Computer Deductions Inc., TASA, Inc., HealthHR, Inc., and Akvarr, Inc.

Amendment to Financials

There were two entities that were acquired during the previous fiscal year whose revenue was inadvertently overstated through the consolidation process.  The consultant preparing the financials at that time included revenue for the time frame that the Company was not the owner of those entities.  When the error was discovered, those revenues attributable to the time frame that the Company was not the owner were backed out appropriately.  The two entities affected were Akvarr, which was previously overstated by $1,605,602 and Cadan, which was previously overstated by $6,496,855 for total overstatement of revenue of $8,102,457. In addition, Cost of Goods Sold increased by $9,546,366 with a corresponding decrease in G&A expenses by the same $9,546,366. Finally, the Net Loss increased from ($742,373) to ($937,432).

Major Account Balances

Our Accounts Receivable balance as of 7/31/2022 was $6,166,157 and represents our normal monthly billings to our customers plus any amounts that were not paid from the previous cycle.

Our Due to / Due from Subsidiaries account was $4,252,121 and represent those amounts that are due from our wholly owned subsidiaries and have not been offset because of timing differences in those subsidiaries billing cycles. Our subsidiaries have billing cycles of either 30, 60 or 90 days.

The total of the various Loan Payable and Notes Payable accounts totaled approximately $8.3M on 7/31/2022 and consisted of Approximately $4M in Seller notes, $4M in MCA Loans and $253K in a single convertible note.

Our Goodwill balance was $12,114,608 on 7/31/2022 and consisted of the following:

Cadan	4,154,119.00
Akvarr	2,071,731.00
TASA	1,950,000.00
CDI	2,863,758.00
Health	275,000.00
Talent Bacon	800,000.00
12,114,608.00

Our Accounts Payable Balance was $7,177,349 on 7/31/2022 and consisted of monthly vendor and contractor costs that have been incurred and recorded but not yet paid.

Use of Estimates

The financial statements and related disclosures are prepared in conformity with United States (U.S.) generally accepted accounting principles (“G.A.A.P.). The Company must make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for, but not limited to revenue recognition, allowances for doubtful accounts, useful lives for depreciation and amortization, loss contingencies, income taxes, and the assumptions used for web site development cost classifications. Actual results may be materially different from those estimated. In making its estimates, the Company considers the current economic and legislative environment.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of July 31, 2022, the Company had a stockholder’s Net worth of $1,650,504. For the three-month period ended July 31, 2022, the company had a net loss of $937,432.

During the quarter ended July 31, 2022, the company’s principal source of liquidity was from Loans taken from Factoring Companies, Financial Institutions and cash generated at the subsidiary level.

The company is funding its future growth strategy through the sale of equity, convertible notes payable and shareholder loans.

The July 31, 2020, figures include the results of Pioneer Global, Inc. This Company was previously acquired by Futuris, however it was transferred back to the original owners. Due to time constraints, the Company was unable to reclassify the results to discontinued operations and will do so in the future.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90-days or less to be cash equivalents.

Accounts Receivable, Contract Assets and Contract Liabilities (Deferred Revenue)

Receivables represent both trade receivables from customers in relation to fees for the Company’s services and unpaid amounts for benefit services provided by third-party vendors, such as healthcare providers for which the Company records a receivable for funding until the payment is received from the customer and a corresponding customer obligations liability until the Company disburses the balances to the vendors.

The Company provides for an allowance for doubtful accounts by specifically identifying accounts with a risk of collectability and providing an estimate of the loss exposure. Management considers all contract receivables as of April 30, 2022, to be fully collectible, therefore an allowance for doubtful accounts is not provided for.

The Company records accounts receivable when its right to consideration becomes unconditional. Contract assets primarily relate to the Company rights to consideration for services provided that they are conditional on satisfaction of future performance obligations.

The Company records contract liabilities (deferred revenue) when payments are made or due prior to the related performance obligations being satisfied. The Company does not have any material contract assets or long-term contract liabilities.

Property and Equipment

Property and equipment are stated at cost and are depreciated using primarily the straight-line method over the following estimated useful lives: furniture, fixtures, and computer equipment — 3 to 7 years; leasehold improvements — over the estimated useful life of asset. Expenditures for renewals and betterments are capitalized whereas expenditures for repairs and maintenance are charged to income as incurred. Upon sale or disposition of property and equipment, the difference between the unamortized cost and the proceeds is recorded as either a gain or a loss. Since the company is yet to acquire any assets of capital nature, currently there is no depreciation reported in the financials.

Software Development Costs

Costs incurred to develop software and websites are capitalized and amortized. Development costs are capitalized from the time the software is considered probable of completion until the software is ready for use. Costs incurred related to the planning and post implementation phases of development are expensed as incurred. Cost associated with the platform content or the repair or maintenance, including transfer of data between existing systems are expensed as incurred. Capitalized costs are amortized using the straight-line method over the estimated useful life of the software, estimated at 3 years.

Fair Value Measurements

The Company measures fair value based on the price that the Company would receive upon selling an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. Various inputs are used in determining the fair value of assets or liabilities. Inputs are classified into a three-tier hierarchy, summarized as follows:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities

●	Level 2 – Other significant observable inputs

●	Level 3 – Significant unobservable inputs

When Level 1 inputs are not available, the Company measures fair value using valuation techniques that maximize the use of relevant observable inputs (Level 2) and minimizes the use of unobservable inputs (Level 3).

Revenue Recognition

The Company has adopted the new accounting standard ASC 606, Revenue from Contracts with customers for all open contracts and related amendments using the modified retrospective amendment method. The adoption has no impact to the reported results. Result for reporting period are being presented under ASC 606. There are no historic financials where the comparative information for the earlier periods need any restatement. The Company recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods and services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation.

The Company recognizes revenues when control of the promised services is transferred to its clients, in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those services. The Company revenues are recorded net of any sales, value added, or other taxes collected from its clients.

A performance obligation is a promise in a contract to transfer a distinct service to the client, and it is the unit of account in the new accounting guidance for revenue recognition. Most of the Company contracts have a single performance obligation as the promise to transfer the individual services is not separately identifiable from other promises in its contracts and, therefore, is not distinct. However, the Company can have multiple performance obligations within its contracts as discussed below. For performance obligations that the Company satisfies over time, revenues are recognized by consistently applying a method of measuring progress toward satisfaction of that performance obligation. The Company generally utilizes an input measure of time (e.g., hours, days, months) of service provided, which most accurately depicts the progress toward completion of each performance obligation.

The Company generally determines standalone selling prices based on the prices included in the client contracts, using expected costs plus margin, or other observable prices. The price as specified in the Company client contracts is generally considered the standalone selling price as it is an observable input that depicts the price as if sold to a similar client in similar circumstances. Certain client contracts have variable consideration, including credits, sales allowances, rebates or other similar items that generally reduce the transaction price. The Company estimates variable consideration using whichever method, either the expected value method or most likely amount method, better predicts the amount of consideration to which the Company will become entitled based on the terms of the client contract and historical evidence. These amounts may be constrained and are only included in revenues to the extent the Company does not expect a significant reversal when the uncertainty associated with the variable consideration is resolved. The Company variable consideration amounts are not material, and the Company does not believe that there will be significant changes to its estimates.

The Company client contracts generally include standard payment terms. The payment terms vary by the type of the clients and services offered and the clients rating. Client payments are typically due approximately 30-60 days after invoicing but may be a shorter or longer term depending on the contract. The Company client contracts are generally between one and twenty-four months in duration but majority of contracts have automatic renewal clause unless terminated by the client. The timing between satisfaction of the performance obligation, invoicing and payment is not significant. For certain services and client types, the Company may require payments prior to delivery of services to the client, for which deferred revenue is recorded.

Revenue Service Types

The following is a description of the Company revenue service types, including Outsourced Contingent Workforce, Employer of Record, and Permanent Recruitment.

Outsourced Contingent Workforce

Outsourced Contingent Workforce services include the augmentation of clients’ workforce with its contingent employees performing services under the client’s supervision, which provides its clients with a source of flexible labor. The Company recognizes revenues over time based on a fixed amount for each hour of staffing and interim service provided. The Company Outsourced Contingent Workforce services include utilizing contingent employees who are generally experts in a specific field advising the client to help find strategic solutions to specific matters or achieve a particular outcome. The Company services may also include managing certain processes and functions within the client’s organization. The Company recognizes revenues over time based on (i) clients benefiting from services as the Company is providing them, (ii) clients controlling an asset as it is created or enhanced, or (iii) performance not creating an asset with an alternative use and having an enforceable right to payment for the services the Company has provided to date. The Company generally utilize an input measure of time for the service provided, which most accurately depicts the progress toward completion of these performance obligations. The price as specified in the Company client contracts is generally considered the standalone selling price as it is an observable input that depicts the price as if sold to a similar client in similar circumstances.

Employer of Record

Employer of Record services provides the administrative, HR, legal and tax-related compliance requirements associated with payrolling of employees in any industry. The Company recognize revenues over time based on a fixed amount for each hour of staffing and interim service provided.

Permanent Recruitment

Permanent Recruitment services include providing qualified candidates to its clients to hire on a permanent basis. The Company recognizes revenues for its Permanent Recruitment services at a point in time when the Company places the qualified candidate, because the Company has determined that control of the performance obligation has transferred to the client (i.e., service performed) as the Company has the right to payment for its service and the client has accepted the Company service of providing a qualified candidate to fill a permanent position. Revenues recognized from the Company Permanent Recruitment services are based upon either a fixed fee per placement or as a percentage of the candidate’s salary.

Income Taxes and Uncertain Tax Positions

The Company accounts for income taxes in accordance with the accounting guidance on income taxes at the end of the year. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis, and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The difference is related to a change in the tax accounting method.

A valuation allowance is recorded against deferred tax assets in these cases when management does not believe that the realization is more likely than not. While management believes that its judgements and estimates regarding deferred tax assets and liabilities are appropriate, significant differences in actual results may materially affect the Company’s future financial results.

For financial reporting purposes, the Company recognizes tax positions claimed or expected to be claimed based upon whether it is more likely than not that the tax position will be sustained upon examination. The Company has no tax positions as of July 31, 2022 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibles. Interest, if any, related to income tax liabilities is included in interest expense. Penalties, if any, related to income tax liabilities are included in operating expense.

The Company reports their deferred tax liabilities and deferred tax assets, together as a single noncurrent item on their classified balance sheet.

Advertising

The Company follows a policy of charging the costs of advertising to expense as incurred. The company has incurred $496,610 towards advertising expenses during the quarter ended July 31, 2022. The only expenses incurred under the head Advertising relate to more of Corporate Media Communications.

(2)	Related Party Transactions

Transfer of Futuris Technology Services, Inc into Futuris Company

Futuris Technology Services, Inc. was a wholly owned subsidiary of majority shareholder Naveen Doki and has been transitioned into Futuris Company post Reverse Merger.

Long Term Interest Free Loan

The Company has a Long-Term Interest Free Loan from the majority shareholders predominantly Naveen Doki for $1,559,924 as of January 31, 2022. There is no fixed tenure for repayment of the loan.

Office Premises

The Company has entered into a Lease arrangement for Office premises at 22, Baltimore Road, Rockville, Maryland with its majority shareholders against a monthly lease rental of $20,500.

(3)	Receivables Sold with Recourse

The Company has a factoring and security agreement with First Avenue Funding, LLC. The advanced rate is 90% of eligible accounts receivable (as defined by the agreement) and has Interest payable at 1.385% per month calculated on daily outstanding balance and adjusted with any increase to Prime rate as published in Wall Street Journal.

In accordance with the agreement a reserve amount is required for the total unpaid balance of all purchased accounts multiplied by a percentage equal to the difference between one hundred percent and the advanced rate percentage. As of July 31, 2022, the required amount was 10%. Any excess of the reserve amount is paid to the company as and when requested. If a reserve shortfall exists for a period of ten-days, the Company is required to make payment to the financial institution for the shortage.

The Company also has a factoring agreement with FSW Funding. The advanced rate is 90% of eligible accounts receivable (as defined by the agreement) and has Interest payable at 1.35% per month calculated on daily outstanding balance and adjusted with any increase to Prime rate as published in Wall Street Journal. The agreement also allows unbilled accounts receivable to be factored.

(4)	Operating Lease

The Company has an Operating Lease for office premises with its majority shareholders.

(5)	Auditing Standards Updates (ASU)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) ("ASC 842"), which requires lessees to recognize a right-of-use asset and lease liability on the balance sheet for most lease arrangements and expands disclosures about leasing arrangements for both lessees and lessors, among other items. The company has entered into a lease agreement for its office premises during the quarter ended April 30, 2021and is complying with the provisions of ASC 842 in that respect.

(6)	Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in business combinations.

Goodwill is evaluated for impairment annually or whenever we identify certain triggering events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances that might indicate an interim evaluation is warranted include, among other things, unexpected adverse business conditions, macro and reporting unit specific economic factors (for example, interest rate and foreign exchange rate fluctuations, and loss of key personnel), supply costs, unanticipated competitive activities, and acts by governments and courts. We test for goodwill impairment on the last day of the fourth quarter each fiscal year. On July 31, 2022, we qualitatively assessed whether it is more likely than not that the fair values of our reporting units were less than their carrying amounts.

We estimated the fair value by weighing the results from the income approach and the market approach. These valuation approaches consider a number of factors that include, but are not limited to, prospective financial information, growth rates, terminal value, discount rates, and comparable multiples from publicly traded companies in our industry and require us to make certain assumptions and estimates regarding industry economic factors and future profitability of our business. When performing our income approach for each reporting unit, we incorporate the use of projected financial information and a discount rate that are developed using market participant-based assumptions. The cash-flow projections are based on five-year financial forecasts developed by management that include revenue projections, capital spending trends, and investment in working capital to support anticipated revenue growth management. The selected discount rate considers the risk and nature of the respective reporting unit’s cash flows and the rates of return market participants would require to invest their capital in our reporting units. When performing our market approach for each reporting unit, we rely specifically on the guideline public company method. Our guideline public company method incorporates revenue and earnings multiples from publicly traded companies with operations and other characteristics similar to each reporting unit. The selected multiples consider each reporting unit’s relative growth, profitability, size, and risk relative to the selected publicly traded companies. If we determine that the carrying amount of a reporting unit exceeds its fair value, we would then calculate the implied fair value of the reporting unit goodwill as compared to its carrying amount to determine the appropriate impairment charge. Although we believe our assumptions are reasonable, actual results may vary significantly and may expose us to material impairment charges in the future. Our methodology for determining fair values remained consistent for the periods presented. If qualitative analysis were to be performed, we would have taken into consideration all the events and circumstances listed in FASB ASC 350, Intangibles—Goodwill and Other, in addition to other entity-specific factors. Also, economic factors over the past year did not significantly affect the discount rates used for the valuation of these reporting units. Therefore, we determined that it was not necessary to perform a quantitative goodwill impairment test. After completing our annual impairment reviews for each reporting unit during the fourth quarter of 2022 and 2021, we concluded that goodwill was not impaired in either of these years.

Computer Deductions, Inc. The Company acquired 100% of the outstanding equity of Computer Deductions, Inc. (CDI), a California corporation, on March 20, 2021, including all of its pre-existing assets and liabilities, for $4,500,000. $2,500,000 was paid in cash, $1,000,000 in a series of three promissory notes, and $1,000,000 in the common stock of the Company. The notes were made out to Allen MacDonnell for $700,000, Donald Foulk for $150,000, and Thomas Calabro for $150,000. All three note terms were for a period of 36 months at a 4.5% interest rate. As of April 7, 2023, the MacDonnell note has $606,659 outstanding, and both the Foulk and Calabro notes have $129,998 outstanding. The Net Assets acquired from the acquisition totaled $1,636,242 thereby resulting in Goodwill of $2,863,758.

The Tasa Group, Inc. The Company acquired 100% of the issued and outstanding shares of the TASA Group, Inc. (TASA), a Pennsylvania corporation, on May 27, 2021, for $1,950,000. The entire purchase price was paid in cash. The Company deducted the net assets from the purchase price resulting in Goodwill of $1,888,073 recorded on the balance sheet.

Health HR, Inc. The Company acquired 100% of the issued and outstanding shares of Health HR, Inc., et al. (Health HR) on June 30, 2021, for $275,000. $125,000 was paid immediately at closing in cash, and $150,000 was paid pursuant to a promissory note. The promissory note was set to mature on August 30, 2023, after 24 monthly payments, and bore an interest rate of 4.5%. As of April 7, 2023, the outstanding principal was $19,441.23.

TalentBeacon International. The Company acquired 100% of the equity of TalentBeacon, LLC and TalentBeacon HR Solutions Private Limited (TalentBeacon), at the time an Indian private limited corporation on October 16, 2020. The payment structure was composed of the following:

1)	$800,000 worth of common stock of the Company, which was subject to a share buyback agreement, where the Company agreed to purchase back the shares for $800,000 of cash in case the shares dropped below a certain threshold; and
2)	A threshold-based earnout where the sellers and TalentBeacon’s then-president receive 25%, 20%, and 15% of the net profits in years 1, 2, and 3 after closing, respectively, for operations run by the sellers. Payments were to be made in either cash or common shares of the Company. For the periods ending October 16, 2021, and 2022, no earnouts were paid out as the threshold amounts were not achieved.

For the purpose of current financials, since the acquisition is recent and valuation of Goodwill is current and the acquisition price includes the impact that Covid had on the business, no impairment for Goodwill has been recognized.

Akvarr, Inc. The Company acquired 100% of the equity of Akvarr, Inc. (Akvarr) on September 30, 2021, for a total of $1,744,256, with $1,220,979 composed of cash and $523,277 in the form of a promissory note. The promissory note was due six months from closing, subject to a certain threshold hourly profit amount, and bore an interest of 4.5%. The promissory note has been paid off as of the date of this Offering Circular. The Company deducted the net assets from the purchase price resulting in Goodwill of $2,071,731 recorded on the balance sheet.

Cadan Technologies. The Company acquired CADAN Corporation (d/b/a Cadan Technologies) on December 31, 2021, for $4,388,000, with $2,750,000 composed of cash due at closing, a $1,013,000 promissory note, and the Company’s common stock worth $625,000. The note bears interest of 4.5% per annum and is due on 1/31/2025. The note has an outstanding balance of $1,050,000 as of April 7, 2023.

Cadan	4,154,119.00
Akvarr	2,071,731.00
TASA	1,950,000.00
CDI	2,863,758.00
Health	275,000.00
Talent Bacon	800,000.00
12,114,608.00

(7)	Promissory Note

On April 26, 2021, the company issued additional promissory notes of $1 million payable in 36 monthly instalments of principal and interest in the amount $29,746.90 per month.

As of the date of this Offering Circular, we had outstanding promissory notes relating to four of our acquisitions as discussed in “Acquisitions and Business Operations” section; the Health HR note, the three CDI notes, the Cadan Technologies note and the Savantis note.  As of April 7, 2023, the Health HR note that started out at $150,000 has an outstanding balance of $19,441.23, the three CDI notes combined that started out at $1,000,000 have an outstanding balance of $866,656.53, the Cadan Technologies owners was issued a promissory note in the amount of $1,013,000 and has accrued interest and currently has a balance of $1,050,000.00, and the Savantis note that started out as $1,945,749.00 has a balance of $1,124,000.00.

On January 18, 2022, the company issued a convertible note, Subject Convertible Note, in the amount of $220,000 to Apogee Ventures LLC at an interest of 10% per annum, that was due on January 18, 2023. As of that date, the Subject Convertible Note has accrued $22,000 worth of interest. Starting on January 18, 2023, the Note now bears an interest of 15% per annum and is eligible to be converted, at the election of Apogee Ventures LLC, into common shares. As of April 7, 2023, the Subject Convertible Note has accrued $11,000 worth of interest. The Note is also in the process of being renegotiated. The proceeds of this loan were used for general corporate purposes.

(8)	Advances to Vendors

The company’s strategy for Futuris Company is to grow both through the Organic route (Increasing business with existing customers) and Inorganic option (Acquisition of niche high margin businesses). To achieve this target, the company has hired two entities who will scout for potential sellers meeting the company defined business parameters, identify potential investors to achieve the fast-paced growth strategy and provide skilled manpower support on an as and when required basis. An aggregate amount of $ 99,915 has been advanced to vendors as of July 31, 2021. The amount advanced is considered good and are not doubtful of recovery.

(9)	Accrued Liabilities

Accrual basis of accounting requires all costs to be recognized in the period in which they are incurred and matched with revenue so as to reflect correct profit/(loss) for a given period. However, there can be situations where there can be timing difference between when a cost is incurred and when the claim is submitted and paid. To mitigate this timing difference, the company accrues for costs in the respective period when it is incurred and revenue recognized. As of July 31, 2022, the company has accrued liabilities for $2,474,055.

(10)	Equity

The company on the reporting date has 5 class of shares namely Common Stock and Preferred Stock Series A, F, G & M. The par value of the common stock is $0.001 per share. The Preferred Stock Series A, F & G is $0.0001 per share. During the reverse merger the other series namely Preferred Series E, Preferred Series H, Preferred Series I , Preferred Series J, Preferred Series K and Preferred Series L stand cancelled by the State of Wyoming.

During the quarter ended April 2021, the company redeemed 273 million common shares.

The Preferred Share of 2019 Series A shall convert into common shares at a conversion rate of 1 preferred to 150 million common shares. The Preferred 2019 Series A share shall not be entitled to any dividends and shall not participate in any proceeds available to the Corporation’s shareholders upon the liquidation, dissolution or winding up of the corporation.

The Preferred Share of Series M shall convert into common shares at a conversion rate of 1 preferred to 1000 common shares. During the quarter ended April 30,2021 there are 273,000 Series M shares issued to the shareholders whose common shares had been redeemed.

On August 16, 2021, the Company issued 750,000 shares of common stock at par value. This was the only issuance during the quarter ended October 31, 2021.

The company issued 900,000 shares of common stock during the quarter ended January 31, 2022, for services rendered and extension of notes that were due.

The company issued 6,983,105 shares of common stock during the quarter ended April 30, 2022, for services rendered.

On July 18, 2022, the company issued an additional 6,000,000 shares of common stock to Madhavi Doki as compensation for services rendered.

PART III – EXHIBITS

Index to Exhibits

Exhibit No.:	Description of Exhibit	Incorporated by Reference to:

2. Charter and Bylaws
2.1	Articles of Domestication, State of Wyoming filed 8/19/2010	Previously Filed
2.2	Amendment to Articles of Incorporation filed 8/31/2010	Previously Filed
2.3	Amendment to Articles of Incorporation filed 9/25/2010	Previously Filed
2.4	Amendment to Articles of Incorporation filed 5/2/2011	Previously Filed
2.5	Amendment to Articles of Incorporation filed 8/22/2011	Previously Filed
2.6	Articles of Amendment to Articles of Incorporation filed 11-19-12	Previously Filed
2.7	Amendment to Articles of Incorporation filed 1/11/2013	Previously Filed
2.8	Amendment to Articles of Incorporation filed 6/7/2013	Previously Filed
2.9	Amended and Restated Articles of Incorporation filed 6/17/13	Previously Filed
2.10	Articles of Amendment to Articles of Incorporation filed 12/11/2019	Previously Filed
2.11	Articles of Amendment to Articles of Incorporation filed 1/14/20	Previously Filed
2.12	Articles of Amendment to Articles of Incorporation filed 2/21/2020	Previously Filed
2.13	Articles of Amendment to Articles of Incorporation filed 2/21/2020	Previously Filed
2.14	Articles of Amendment to Articles of Incorporation filed 2/21/2020	Previously Filed
2.15	Articles of Amendment to Articles of Incorporation filed 7/27/2020	Previously Filed
2.16	Articles of Amendment to Articles of Incorporation filed 1/21/2021	Previously Filed
2.17	Bylaws	Previously Filed

4. Subscription Agreement
4.1	Subscription Agreement	Previously Filed

6. Material Agreements
6.2	Convertible Promissory Note, $220,000 face amount, in favor of Apogee Ventures LLC
6.3	Consulting Agreement between the Company and Kalyan Pathuri	Previously Filed
6.4	Employment Agreement between the Company and Kalyan Pathuri	Previously Filed

7. Plan of acquisition, reorganization, arrangement, liquidation, or succession
7.1	Securities Purchase Agreement between Naveen Doki and Synergy Management Group, LLC	Previously Filed
7.2	Acquisition Agreement between the Company and Tasa Group, Inc.	Previously Filed
7.3	Acquisition Agreement between the Company and Health HR, Inc.	Previously Filed
7.4	Acquisition Agreement between the Company and TalentBeacon International	Previously Filed
7.4.1	Acquisition Agreement between the Company and TalentBeacon HR Solutions Private Limited	Previously Filed
7.5	Acquisition Agreement between the Company and Akvarr, Inc.	Previously Filed
7.6	Acquisition Agreement between the Company and Caden Technologies, Inc.	Previously Filed
7.7	Acquisition Agreement between the Company and Computer Deductions, Inc.	Previously Filed

11. Consents
11.1	Consent of Newlan Law Firm, PLLC (see Exhibit 12.1)	Previously Filed

12. Opinion re: Legality
12.1	Opinion of Newlan Law Firm, PLLC	Previously Filed

15. Other
15.1	Offering Statement filed pursuant to Rule 253(d).	Previously Filed
15.2	Correspondence to SEC dated May 9, 2023.	Filed Herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on July 20, 2023.

FUTURIS COMPANY

By:	/s/ Robert Day
Robert Day
Acting CEO

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Robert Day	July 20, 2023
Robert Day Acting CEO, Principal Executive Officer,, Chief Financial Officer,

By:	/s/ Navreen Doki	July 20, 2023
Navreen Doki Director and Chairman

By:	/s/ Srikanth Palla	July 20, 2023
Srikanth Palla Director